UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Fleetwood Enterprises, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

FLEETWOOD ENTERPRISES, INC.
3125 Myers Street
Riverside, California 92503-5544

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF FLEETWOOD ENTERPRISES, INC.

The annual meeting of shareholders of Fleetwood Enterprises, Inc. will be held in the Conference Center of the corporate offices, 3050 Myers Street, Riverside, California, on September 11, 2007, at 9:00 a.m., Pacific Daylight Time, for the following purposes:

1.                To elect three directors to serve three-year terms ending in the year 2010 and until their successors are elected and qualified. The board of directors has nominated the three persons specified in the accompanying proxy statement.

2.                To approve the 2007 Stock Incentive Plan.

3.                To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008.

4.                To consider and act upon such other business that may properly come before the meeting.

We have fixed the close of business on July 25, 2007, as the record date for determining shareholders that are entitled to receive notice of and to vote at the annual meeting and any adjournment.

Please read the accompanying proxy statement carefully. For us to have a quorum for the conduct of business at the annual meeting, holders of a majority of all outstanding shares of common stock must be present in person or represented by proxy. To assure representation at the annual meeting, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors,

Leonard J. McGill
Secretary
Riverside, California
Dated: August 8, 2007

FLEETWOOD ENTERPRISES INC.

FLEETWOOD ENTERPRISES, INC.
3125 Myers Street
Riverside, California 92503-5544

PROXY STATEMENT

The board of directors of Fleetwood Enterprises, Inc. is soliciting your proxy for our annual meeting of shareholders on Tuesday, September 11, 2007, or at any adjournment of the meeting, for the purposes described in the accompanying Notice of Annual Meeting of Shareholders.

We will bear the cost of soliciting proxies. Some of our directors, officers and employees may solicit proxies by mail, telephone, facsimile or in person. In addition, we will request brokers or other persons holding stock in their names or in the names of their nominees to forward proxies and proxy materials to the beneficial owners of such stock and will reimburse them for reasonable expenses they incur in doing so. To aid in the solicitation of proxies, we have retained MacKenzie Partners, Inc., a proxy solicitation firm, at an estimated fee of $5,000 plus reimbursement of normal expenses.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will:

•       vote on the election of three directors: Paul D. Borghesani, Elden L. Smith and Thomas B. Pitcher;

•       be asked to approve the 2007 Stock Incentive Plan;

•       be asked to ratify the appointment of our independent registered public accounting firm for fiscal year 2008; and

•       consider such other business as may properly come before the meeting.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, July 25, 2007, are entitled to receive notice of the annual meeting and to vote their shares of our common stock at the meeting, or any postponement or adjournment of the meeting. We are sending these proxy materials to shareholders of record on approximately August 8, 2007. Holders of our common stock are entitled to one vote per share.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership in Fleetwood as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the record date, 64,240,987 shares of our common stock were outstanding and entitled to vote. Proxies that are received and marked as withholding authority, abstentions and broker non-votes (where a broker, bank or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be represented at the meeting.

How do I vote?

If you complete, sign and return the accompanying proxy card, it will be voted as you direct. If you do not specify a choice on a signed proxy card, the persons named as proxies will vote in favor of the election of the nominees for director and, if any other matters are properly presented, the persons named as proxies will vote or refrain from voting on any such matter in accordance with their best judgment. If you are a shareholder as of the record date and attend the meeting, you may personally deliver your completed proxy card or vote in person at the meeting.

If your shares are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank or broker will send you directions on how to vote those shares. Under the rules of the New York Stock Exchange, Inc., member brokers that do not receive instructions from their customers to vote may vote their customers’ shares in the brokers’ discretion on the proposals regarding the election of directors and the ratification of the appointment of Ernst & Young LLP, because these are “discretionary” under the New York Stock Exchange rules.

Can I change my proxy after I return my proxy card?

Yes. If your shares are registered in your name, you may revoke your proxy and change your vote at any time before the proxy is exercised at the annual meeting by filing with our corporate secretary either a written notice of revocation or another duly executed proxy bearing a later date. Your attendance at the meeting will not by itself revoke a previously granted proxy. If you hold your shares in street name, however, you may revoke your proxy only by following instructions provided by your broker, bank or nominee. No notice of revocation or later-dated proxy will be effective unless received by the corporate secretary at or before the annual meeting.

What is the vote required to approve each proposal?

Election of Directors.   The affirmative vote of the holders of a plurality of the shares of common stock voting on the matter is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors, as well as any broker non-votes, will not be counted as a vote cast on such matter, although they will be counted for purposes of determining whether there is a quorum.

Approval of the 2007 Stock Incentive Plan.   The 2007 Stock Incentive Plan will be approved if the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Abstentions and, if applicable, broker non-votes will not affect the outcome.

Ratification of the Appointment of Ernst & Young LLP.   The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm will be approved if the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Abstentions and, if applicable, broker non-votes will not affect the outcome.

Are there other matters to be voted on at the meeting?

Other than the matters discussed in this proxy statement, the board of directors does not know of any other matters that may come before the meeting. If any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise act, in accordance with their best judgment. Abstentions may be specified on proposals other than the election of directors, and will be counted as present for purposes of determining whether there is a quorum.

The board of directors encourages you to attend the meeting. Whether or not you plan to attend, please submit your proxy. We would greatly appreciate your prompt response, which will help us make appropriate arrangements for the meeting.

ELECTION OF DIRECTORS
(Proposal No. 1)

Under our certificate of incorporation, which provides for a “classified” board of directors, three directors—out of a current total of 11 directors—are to be elected at the annual meeting to serve three-year terms expiring at the annual meeting in the year 2010 and until their successors have been elected and qualified. Proxies will be voted for the election of Paul D. Borghesani, Elden L. Smith and Thomas B. Pitcher as directors, unless the shareholder directs otherwise or withholds the vote. If any of the nominees should become unavailable to serve, the proxies will be voted for the election of a substitute nominee or nominees selected by the board of directors. We do not expect, however, that any of the nominees will be unavailable.

Each shareholder is entitled to one vote for each share of common stock held on the record date. In voting for directors, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which his or her shares are entitled, or to distribute total votes on the same principle among as many candidates as desired. The three candidates receiving the highest number of votes will be elected. If any person other than the nominees named herein should be nominated for election as a director, the proxy holders may, in the exercise of their sole discretion, vote the proxies they receive cumulatively to elect as directors as many of the above nominees as the votes represented by the proxies held by them are entitled to elect.

The following information is furnished as of July 25, 2007, with respect to the three nominees, all of whom are currently directors, as well as for the other eight directors whose terms of office will continue after the 2007 annual meeting.

NOMINATED FOR ELECTION FOR TERMS ENDING IN SEPTEMBER 2010

PAUL D. BORGHESANI, age 69, has been a director since April 1999. Mr. Borghesani is presently engaged in the private practice of law in Elkhart, Indiana and formerly had been of counsel with the law firm Baker & Daniels in South Bend, Indiana since 1996. Mr. Borghesani owns the Transportation Advisory Group, LLC, a private consulting firm providing services related to transportation matters, which he founded in 1996. In 2003, he founded Motor Carrier Services, LLC, a management firm providing services to private and regulated transportation companies. From 1989 until 2002, he was a director of Morgan Drive Away, Inc. and Vice President, Treasurer, Secretary and Corporate Counsel of The Morgan Group, Inc., both of which ceased doing business and filed for bankruptcy protection in 2002. Mr. Borghesani is a graduate of Tufts University and received a J.D. degree from Boston College.

ELDEN L. SMITH, age 67, was appointed Chief Executive Officer and appointed to our board effective March 8, 2005. He had previously served as senior vice president of our recreational vehicle group until his retirement in 1997, and he had been retired from 1997 until his return to employment with us. He first joined us in 1968 and held positions of increasing responsibility within our recreational vehicle group and was appointed the executive in charge of the RV Group in 1973. Mr. Smith received a bachelor’s degree in business administration and economics from Whittier College.

THOMAS B. PITCHER, age 68, has served as a member of our board since 1998 and has been Chairman of the Board since 2002. Mr. Pitcher is a retired senior partner of the law firm of Gibson, Dunn & Crutcher, where he served as a member of its Executive Committee, the partner-in-charge of its Orange County office and as co-leader of its international practice. He also served as Chairman of the Board of Trustees of the Institute of Critical Care Medicine for more than fifteen years until his retirement in 2005. Mr. Pitcher is a graduate of the University of Florida and received a J.D. degree from the Duke University School of Law.

DIRECTORS WHOSE TERMS EXPIRE IN 2008

LOREN K. CARROLL, age 63, has been a director since April 1999. From 1994 until his retirement in April 2006, Mr. Carroll had been President and Chief Executive Officer of M-I SWACO, LLC, the world’s largest drilling and fluid handling supplier to the petroleum industry, based in Houston, Texas. Mr. Carroll is also a director of Smith International, Inc., Forest Oil, Inc., CGG Veritas, Inc. and KBR, Inc. Previously, Mr. Carroll was an audit partner of Arthur Andersen LLP until leaving in 1984 to become Vice President and Chief Financial Officer of Smith International. He also served as President of Geneva Business Services and a director of The Geneva Companies from 1989 until 1992, when he returned to Smith International as Executive Vice President and Chief Financial Officer. Mr. Carroll is a graduate of California State University, Long Beach.

J. MICHAEL HAGAN, age 68, has been a director since September 2002. Since January 2000, Mr. Hagan has been a self-employed business advisor. From June 1991 until November 1999, Mr. Hagan served as Chairman of the board of directors and Chief Executive Officer of Furon Company, having previously served as President of Furon Company from 1980 to 1991. Mr. Hagan is also a director of Ameron International Corp. Since March 2000, Mr. Hagan has served as a trustee for each of the following PIMCO Funds: Pacific Investment Management Series; PIMCO Commercial Mortgage Securities Trust, Inc.; and PIMCO Variable Insurance Trust. Mr. Hagan is a graduate of Santa Clara University.

DR. DOUGLAS M. LAWSON, age 71, has been a director since 1981. Dr. Lawson is the founder and Chairman of Lawson Associates, Inc., a New York-based fundraising management consulting firm, that advises non-profit organizations concerning the creation and operation of fundraising campaigns and training programs throughout the United States. He is a graduate of Randolph-Macon College in Virginia and also has a Bachelor of Divinity degree from Drew University and a Ph.D. degree from Duke University.

JOHN T. MONTFORD, age 64, has been a director since June 1999. Since December 2005, he has been Senior Vice President—Legislative and Regulatory Affairs, Western Region for AT&T Services, Inc., and held a similar position from July to October 2005 with its predecessor, SBC Services, Inc. From June 2002 to July 2005, he was President—External Affairs, SBC-Southwest and SBC-SNET. From September 2001 to June 2002, he was Senior Vice President—External Affairs for SBC Communications, Inc. From 1996 to 2001, Mr. Montford served as Chancellor of Texas Tech University System in Lubbock, Texas. From 1983 until 1996, Mr. Montford was a member of the Texas Senate, during which time he served as Chairman of the Senate Finance and State Affairs Committees and Senate President Pro Tempore. Mr. Montford maintained an active law practice in Lubbock until 1996. Mr. Montford is also a director of Southwest Airlines Co. He is a graduate of the University of Texas at Austin, from which he received both a bachelor’s and a J.D. degree. During his career, he has also served as an officer in the United States Marine Corps and as an elected District Attorney.

DIRECTORS WHOSE TERMS EXPIRE IN 2009

MARGARET S. DANO, age 47, has been a director since September 2000. Ms. Dano was Vice President, Worldwide Operations of Garrett Engine Boosting Systems, a division of Honeywell International Inc., from June 2002 until her retirement from that position in 2005. From April 2002 to June 2002, she was Vice President, Global Operations, Automation and Controls Solutions of Honeywell. She was Vice President, Supply Chain, Office Products of Avery Dennison Corporation from January 1999 to April 2002, and was Avery Dennison’s Vice President, Corporate Manufacturing and Engineering from 1997 to 1999. Previously, she was Vice President, Operations Accessories, North America, of

Black & Decker Corporation, and she served as a Program Manager, Product Manager and Plant Manager for General Electric Corporation for a five-year period in the early 1990s. Ms. Dano is also a director of Superior Industries International, Inc. Ms. Dano received a BSME in mechanical-electrical engineering from the General Motors Institute.

DR. JAMES L. DOTI, age 60, has been a director since May 1995. Since 1991, Dr. Doti has served as President of Chapman University, a private institution located in Orange, California, where he also founded the University’s A. Gary Anderson Center for Economic Research in 1978 and was appointed inaugural holder of the Donald Bren Distinguished Chair in Business and Economics in 1999. Dr. Doti is also a director of The First American Corporation and Standard Pacific Corp. He is a graduate of the University of Illinois, Chicago, and received master’s and doctorate degrees in economics from the University of Chicago.

DAVID S. ENGELMAN, age 69, has been a director since April 1999. From February 2002 to August 2002, he served as interim President and Chief Executive Officer. Mr. Engelman has been a private investor for more than five years. Mr. Engelman is a director of MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation. He is a graduate of the University of Arizona.

DANIEL D. VILLANUEVA, age 69, has been a director since September 2003. Since 2005, he has been managing partner of RC Fontis Capital Partners, an investment fund. From 1994 to 2005, he was chairman of a minority-controlled private equity investment firm, The Bastion Capital Fund, L.P., specializing in management buyouts of middle-market companies and related transactions. Mr. Villanueva is a director of Citibank (Banamex USA) and the Metropolitan West Funds. He is a graduate of New Mexico State University.

CORPORATE GOVERNANCE

Summary of Corporate Governance Practices

As provided by the Delaware General Corporation Law and our Restated Certificate of Incorporation and bylaws, our business is managed under the direction of our board of directors. Members of the board are kept informed of our business through discussions with the president and chief executive officer and other officers, by reviewing materials provided to them and by actively participating in meetings of the board and its Committees. In addition, to promote open discussion among the non-employee directors, those directors meet in regularly scheduled executive sessions without management present.

Our board of directors has long been committed to sound and effective corporate governance practices, and we are in compliance with the governance requirements imposed by the Sarbanes-Oxley Act, the SEC and the New York Stock Exchange. Following in this section is a discussion of some of the highlights of our program. Please visit our website at http://ir.fleetwood.com for more details regarding our corporate governance practices, including copies of many of the corporate governance materials described below. From the home page, click on “Corporate Governance.”

A substantial majority of the members of the board are independent (currently, 10 of 11), and key Committees are comprised solely of independent directors. The board has a longstanding practice of meeting in executive session at least four times a year, and has separated the offices of chairman and chief executive officer to ensure the chairman is fully independent of management. We have a Governance and Nominating Committee to consider and recommend candidates for board vacancies, actively recruit qualified candidates, review board performance annually, review and make recommendations regarding Committee assignments and Committee structure, establish criteria for board performance evaluations, and review and report to the board on matters of corporate governance.

Among other highlights of our governance profile are the following:

•       In June 2007, our board amended our Corporate Governance Guidelines, effective in September 2007, to require mandatory ownership levels of our common stock by our directors.

•       Our Director of Internal Audit reports to the Audit Committee in executive session at least once every quarter.

•       Our board members are free to call anyone in the company at any time, and key Committees are able to hire their own consultants if they deem it appropriate.

•       Our board has established a very specific delegation of authority to clearly delineate the items that should be subject to board approval.

•       As of July 25, 2007, our Corporate Governance Quotient (CGQ) rating from Institutional Shareholder Services ranked us higher than 75.4% of companies in the S&P 600 and 81.3% of companies in our industry peer group.

Our board also adopted a comprehensive set of Corporate Governance Guidelines, which address a number of important governance issues, including:

•       director independence,

•       the criteria for board membership,

•       expectations regarding attendance and participation at board meetings,

•       expectations regarding attendance at the annual meeting of shareholders,

•       mandatory offer of resignation in the event a majority of the votes are to withhold authority at an uncontested shareholder election,

•       mandatory offer of resignation in the event of a material change in principal occupation,

•       mandatory retirement for board members at the end of any term beginning on or after age 72,

•       mandatory share ownership by directors,

•       Committee responsibilities,

•       authority of the board and certain Committees to engage outside independent advisors as they deem appropriate,

•       succession planning for the chief executive officer, and

•       annual board self-evaluation.

We review and reexamine the guidelines regularly, and amended them most recently in June 2007. We publish the guidelines on the Corporate Governance page of our website at http://ir.fleetwood.com, and we will also provide copies upon written request to the corporate secretary at the address listed on the front of this proxy statement.

Management has closely reviewed internally and with the board of directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the SEC and the NYSE Listed Company Manual regarding corporate governance policies and procedures. The board has approved and regularly reassesses the formal charters that describe the powers and responsibilities of the Audit, Compensation, and Governance and Nominating Committees and amends them as necessary. You may view all three charters on the Corporate Governance page on our website at http://ir.fleetwood.com, and we will also provide copies upon written request to the corporate secretary at the address listed on the front of this proxy statement.

Each of our Audit, Compensation, and Governance and Nominating Committees has the authority to retain independent advisors and consultants, for which we are obligated to pay all fees and expenses. The Audit Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our associates of concerns regarding questionable accounting, internal accounting controls or auditing matters. Further, we established the Disclosure Controls Committee composed of members of management to assist us in fulfilling our obligations to maintain adequate disclosure controls and procedures and to coordinate and oversee the process of preparing our periodic securities filings with the SEC.

We have adopted a written Code of Ethics that applies to our chief executive officer, chief financial officer, chief accounting officer, and treasurer, as well as other senior financial officers performing similar functions who are identified from time to time by the chief executive officer. We have also adopted a broader Code of Conduct that is applicable to all directors and employees, including financial officers. The Code of Ethics for senior financial officers and the Code of Conduct for all employees are posted on our website, and we will also provide copies upon written request to the corporate secretary at the address listed on the front of this proxy statement. We will promptly disclose any amendments to or waivers for executive officers or directors of these ethics codes on our website.

Director Independence

We have adopted the New York Stock Exchange definition of “independence” as contained in its listing standards. For a director to be considered independent under the rules of the New York Stock Exchange, the board must affirmatively determine that a director or director nominee does not have a material relationship with us, either directly, or as a partner, shareholder or officer of an organization that has a relationship with us. In addition, no director or director nominee may be deemed independent if the director or director nominee, in the past three years:

•       has received, or has an immediate family member who has received, more than $100,000 per year in direct compensation from us, other than director or Committee fees;

•       has been an employee of the company;

•       had an immediate family member who was an executive officer of the company;

•       has been, or has an immediate family member who has been, an affiliate or employee of a present or former internal or independent auditor of the company;

•       has been, or has an immediate family member who has been, employed as an executive officer of another company whose compensation committee within the past three years has included a present executive officer of the company; or

•       has been or is currently an employee or executive officer, or has an immediate family member who is an executive officer, of another company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million or 2% of the other company’s consolidated gross revenues.

The Commentary to the listing standards states that compensation received by a director for former service as an interim chairman or chief executive officer need not be considered in determining independence under the tests contained in these listing standards. Accordingly, the board has determined that all its members with the exception of Mr. Smith are “independent.” Mr. Pitcher, as an independent non-executive chairman of the board, currently chairs executive sessions of independent directors.

However, the board has determined that if in the future the chairman is an executive or is unable to act, then the chairman of the Governance and Nominating Committee, who is currently Mr. Carroll, will schedule and chair executive sessions of the independent directors.

Board Committees

Introduction

The chart below summarizes our Committee structure and membership information.

Chairperson	Member	Designated Financial Expert

	Audit Committee	Compensation Committee	Executive Committee	Governance and Nominating Committee	Strategic Planning Committee
Outside Directors
Paul D. Borghesani
Loren K. Carroll
Margaret S. Dano
James L. Doti, Ph.D.
David S. Engelman
J. Michael Hagan
Douglas M. Lawson, Ph.D.
John T. Montford
Thomas B. Pitcher
Daniel D. Villanueva
Inside Director
Elden L. Smith

All of the directors who serve on the Compensation, Audit, and Governance and Nominating Committees are independent, as determined under the rules of the New York Stock Exchange as explained above. As previously noted, each of the Compensation, Audit, and Governance and Nominating Committees has adopted a written charter approved by the board.

The board of directors met six times during the fiscal year ended on April 29, 2007, and the total number of board and Committee meetings was 28 during that period. All of our directors who served throughout the fiscal year attended at least 75% of the meetings of the board of directors and, if applicable, the Committees on which they served during the fiscal year. Our policy is that all directors are expected to attend the annual meeting of shareholders, and all directors attended the 2006 annual meeting.

Compensation Committee

The Compensation Committee consists of Mr. Hagan, Chairman, Dr. Lawson, Mr. Montford and Mr. Villanueva, each of whom the board has determined to be independent under the rules of the New York Stock Exchange as explained above. The Committee met six times during the past fiscal year.

The Committee administers our executive compensation programs. The Committee is specifically responsible for the design, development and implementation of the compensation program for the CEO. The Committee specifically evaluates the performance of the CEO and determines CEO compensation in light of the goals and objectives of the compensation program. The Committee reviews the performance of the company and carefully evaluates the CEO’s performance during the year based on established goals, leadership qualities, operational performance, business responsibilities, career with the company, access to other career opportunities, current compensation arrangements and long-term potential to enhance shareholder value.

The board of directors, as part of a detailed delegation of authority, has delegated to our CEO the authority to set cash compensation levels for the other named executive officers. His determinations are regularly reported to the Compensation Committee, which always has the ability to make recommendations to the CEO or to the board itself as to non-CEO compensation. In determining the compensation of the other named executives, the CEO uses the same goals, objectives and standards that the Compensation Committee uses in setting the CEO’s own compensation. The other named executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with the CEO.

The Committee can also make recommendations to the board with regard to, but does not typically set or determine the amount of, compensation for all other officers. The Committee is responsible for reporting to the board and administering all other elements of executive compensation, including short-term bonus award and long-term performance award programs for all named executive officers, including restricted stock units and stock option awards.

Before the Compensation Committee determines the compensation of the CEO each year, the CEO meets with the members of the committee to express his opinion regarding his performance. The Compensation Committee then determines the compensation of the CEO in a private meeting in which no executive officer participates.

Under the charter of the Compensation Committee, the Committee has the authority to delegate to subcommittees or, to the extent permitted under applicable laws, regulations and the New York Stock Exchange rules, to any other independent director, in each case, to the extent the Committee deems necessary or appropriate. The Committee cannot delegate any of its responsibilities to management, however, except as expressly provided in the charter.

With respect to the role of compensation consultants and scope of their assignments, the charter of the Compensation Committee states:  “The Compensation Committee shall have the sole authority at the expense of the Company to retain and terminate any compensation consultant used to assist the Company, the Board or the Committee in the evaluation of the CEO or other executive officer compensation and shall have sole authority to approve such consultant’s fees and other retention terms.”  With the approval of the Compensation Committee, we designed some of our compensation program for fiscal 2007 with the assistance of Semler Brossy Consulting Group, LLC, an independent outside compensation consultant. Although management engaged Semler Brossy, the firm reported both to management and directly to the Committee. The scope of this consultant’s assignment included a review of the competitiveness of the base salaries, annual equity grants and short-term cash incentive programs for our executives and other officers. Semler Brossy also advised the Committee on the specific design of our longer-term equity incentive program.

Management, after notifying the chairman of the Compensation Committee, also recently commissioned Watson Wyatt Worldwide, a global consulting firm specializing in compensation, benefits and other human resource issues, to design a new equity compensation plan that we intend to implement during fiscal year 2008 and which is described under Approval of the 2007 Stock Incentive Plan (Proposal No. 2) at page 46. We have not used the services of any other compensation consultant in matters affecting senior executive or director compensation. The Committee specifically discussed whether it deems it necessary to retain its own consultants and has determined at the present time that it will rely on the work of Watson Wyatt.

For more information regarding our compensation policies, see the section entitled Compensation Discussion and Analysis below.

Audit Committee

The Audit Committee consists of Mr. Engelman, Chairman, Mr. Borghesani, Ms. Dano, Dr. Doti and Mr. Pitcher, each of whom the board has determined to be independent under the rules of the New York Stock Exchange as explained above. The Committee met eight times during the past fiscal year. Our board has also determined that David S. Engelman, who has served as chief executive officer of a public company, is an “audit committee financial expert” under the rules of the SEC.

The Audit Committee reviews with management and our independent auditors, as well as with our director of internal audit, matters that include our internal accounting controls and procedures, the plan and results of the audit engagement. The Committee considers the type and scope of services, both of an audit and a non-audit character, to be performed by the independent auditors and approves the respective fees related to the performance of such services. During each Audit Committee meeting, members of the Committee and representatives of the independent auditors have an opportunity for discussions outside the presence of management. The Committee also meets independently with the independent auditors, management and the internal auditor. As indicated above, the Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our associates of concerns regarding questionable accounting, internal accounting controls or auditing matters.

Governance and Nominating Committee—Director Nominations

The Governance and Nominating Committee consists of Mr. Carroll, Chairman, Mr. Borghesani, Ms. Dano and Mr. Montford, each of whom the board has determined to be independent under the rules of the New York Stock Exchange as explained above. The Committee met three times during the past fiscal year.

The Committee considers and recommends candidates for board vacancies, actively recruits qualified candidates, reviews board performance annually, and reviews and makes recommendations regarding assignments to other Committees, the development of Committee charters and the Committee structure for the board. We have established a procedure for consideration by the Committee of nominees recommended by shareholders as described below under Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders. The Committee reviews and reports to the board on matters of corporate governance. The board has adopted Corporate Governance Guidelines, and the Governance and Nominating Committee is responsible for periodically reviewing and, if necessary, recommending revisions to the guidelines.

In making recommendations to the board regarding the size and composition of the board, the Governance and Nominating Committee is also responsible for reviewing with the board, from time to time, the appropriate skills and characteristics required of board members in the context of the current size and make-up of the board. Among the core competencies that the board will seek in director candidates at given times are accounting or finance experience, business, manufacturing or management experience, industry knowledge, or proven leadership or strategic planning skills. In assessing an individual candidate, the board will consider, among other things, the candidate’s skills, experiences, perspectives, independence, personal character, judgment, gender, age and ethnic background. These factors, and any other qualifications the Committee considers useful, are reviewed in the context of an assessment of the perceived needs of the board at a particular point in time. As a result, the priorities and emphasis of the Governance and Nominating Committee and of the board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to these factors, the Governance and Nominating Committee has not established any specific minimum criteria or qualifications that a nominee must possess.

Consideration of new board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the board are suggested by board members or by employees. With regard to our newest directors, both Mr. Hagan, who joined our board in September 2002, and Mr. Villanueva, who joined our board in September 2003, were initially suggested as candidates by independent directors. In fiscal year 2007, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating board nominee candidates.

The Governance and Nominating Committee may consider candidates proposed by shareholders. The Committee will evaluate candidates proposed by shareholders using the same criteria as for other candidates, except that the Committee may also consider, as one of the factors in its evaluation of shareholder-recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group in our stock. The Committee may also consider the extent to which the recommending shareholder intends to continue holding its interest in our stock, including, in the case of nominees recommended for election at an annual meeting of shareholders, whether the recommending shareholder intends to continue holding its interest at least through the time of the annual meeting. A shareholder seeking to recommend a prospective nominee for the Governance and Nominating Committee’s consideration should submit the candidate’s name and qualifications to the corporate secretary by mail to Leonard J. McGill, Secretary, Fleetwood Enterprises, Inc., 3125 Myers Street, P.O. Box 7638, Riverside, California 92513-7638. You should note, however, that if you wish to formally nominate a candidate for director rather than, or in addition to, recommending a prospective nominee for the Governance and Nominating Committee’s consideration, you must follow the detailed procedures for submitting nominations that we describe below under Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders.

Executive Committee

The Executive Committee, consisting of Dr. Lawson, Chairman, Mr. Engelman, Mr. Pitcher and Mr. Smith, met once during the past fiscal year. The Executive Committee has the legal power to exercise the authority of the board between the board meetings, except as limited by Delaware law.

Strategic Planning Committee

The Strategic Planning Committee, consisting of Mr. Villanueva, Chairman, Mr. Carroll, Dr. Doti, Mr. Engelman, Mr. Hagan and Mr. Smith, met four times during the past fiscal year. With management, the Committee reviews initiatives designed to achieve continued growth of the company and to enhance shareholder value. The Committee assists management in looking beyond traditional quarterly or annual perspectives and in considering our longer-term goals.

Communications from Shareholders and Other Parties to the Board

The board recommends that shareholders and other parties initiate any communications with the board in writing and send them in care of the corporate secretary. Shareholders and other interested persons can send communications by mail to Leonard J. McGill, Secretary, Fleetwood Enterprises, Inc., 3125 Myers Street, P.O. Box 7638, Riverside, California 92513-7638. This centralized process assists the board in reviewing and responding to communications in an appropriate manner. If you desire to communicate with a particular director, please note his or her name in the communication. The board has instructed the corporate secretary to forward such correspondence only to the intended recipients. The board has also instructed the corporate secretary, however, to review the correspondence before forwarding it and, in his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the board’s consideration. In those cases, he may forward some of that correspondence elsewhere in the company for review and possible response.

Director and Officer Stock Ownership

The following table provides information regarding the beneficial ownership of our common stock as of July 25, 2007, by each director, our president and chief executive officer, our chief financial officer and each of the other three highest paid executive officers as of the end of the 2007 fiscal year (our “named executive officers”) and all directors and executive officers as a group. Ownership includes shares held by certain family members, trusts, wholly owned corporations and private foundations, if applicable.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Paul D. Borghesani	38,788	*
Loren K. Carroll	41,788	*
Margaret S. Dano	36,600	*
Dr. James L. Doti	52,600	*
David S. Engelman	44,554	*
Paul C. Eskritt	18,032	*
J. Michael Hagan	33,100	*
Dr. Douglas M. Lawson	36,400	*
Charles E. Lott	92,068	*
Leonard J. McGill	86,334	*
John T. Montford	37,101	*
Thomas B. Pitcher	47,237	*
Boyd R. Plowman	430,034	*
Elden L. Smith	327,702	*
Daniel D. Villanueva	41,600	*
21 Directors and Executive Officers as a Group	1,720,594	2.7%

*                    Less than 1%.

(1)          In accordance with SEC rules, this column also includes shares that may be acquired by exercising stock options that are or will become exercisable within 60 days. The persons who have those options and the number of shares that may be so obtained are as follows:  Mr. Borghesani, 35,288; Mr. Carroll, 39,288; Ms. Dano, 33,600; Dr. Doti 43,600; Mr. Engelman, 39,288; Mr. Eskritt, 18,032; Mr. Hagan, 25,600; Dr. Lawson, 33,400; Mr. Lott, 92,068; Mr. McGill, 84,834; Mr. Montford, 34,487; Mr. Pitcher, 42,137; Mr. Plowman, 399,934; Mr. Smith, 192,702; Mr. Villanueva, 21,600; and 21 directors and executive officers as a group, 1,469,264.

(2)          Percentage voting power is based upon 64,240,987 shares of our common stock outstanding as of July 25, 2007. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, to our knowledge, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that shareholder.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, are required to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater than 10 percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, we believe that during fiscal year 2007, our executive officers, directors and greater than 10 percent beneficial owners timely filed all such Section 16(a) reports.

Stock Ownership of 5% Beneficial Owners

The following table provides the most recently available information concerning the only shareholders that we believe have beneficial ownership, by virtue of actual or attributed voting rights or investment powers, of more than 5% of our outstanding common stock, as of July 25, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Wells Fargo & Company	10,356,732	(2)	16.1%
420 Montgomery Street
San Francisco, CA 94104
First Pacific Advisors, Inc.	8,395,226	(3)	13.1%
11400 West Olympic Boulevard
Suite 1200
Los Angeles, CA 90064
SLS Management, LLC	7,588,590	(4)	11.8%
140 West 57th Street
Suite 7B
New York, NY 10019
Columbia Wanger Asset Management, L.P.	4,690,000	(5)	7.3%
WAM Acquisition GP, Inc.
227 West Monroe Street
Suite 3000
Chicago, IL 60606
M.A.M Investments Ltd.	4,414,100	(6)	6.9%
Orion House
5 Upper St. Martin’s Lane
London, WC2H 9EA, United Kingdom
Sleep, Zakaria & Co. (UK) Ltd.	3,463,295	(7)	5.4%
1A Burnsall Street
London, SW3 3SR, United Kingdom

(1)          Percentage voting power is based upon 64,240,987 shares of our common stock outstanding as of July 25, 2007.

(2)          This information is based upon an amended Schedule 13G filed jointly with Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC, with the SEC on July 11, 2007. Wells Fargo & Company reported that it possessed sole voting power and dispositive power with respect to 10,148,792 and 10,338,032 of the shares, respectively, and shared dispositive power with respect to 400 of the shares. Wells Capital Management Incorporated reported that it possessed sole voting power with respect to 1,739,785 of the shares and sole dispositive power with respect to

8,545,230 of the shares. Wells Fargo Funds Management, LLC reported that it possessed sole voting power with respect to 7,357,401 of the shares and sole dispositive power with respect to 200,186 of the shares.

(3)          This information is based upon an amended Schedule 13G filed by First Pacific Advisors, Inc. with the SEC on February 14, 2007. First Pacific reported that it shared voting authority with respect to 2,499,026 of the shares and shared dispositive power with respect to all of the shares.

(4)          This information is based upon a Schedule 13D filed by SLS Management, LLC with the SEC on May 10, 2007. SLS Management, LLC, reported that it possessed sole voting and dispositive power with respect to 4,114,971 of the shares and shared voting and dispositive power with respect to 3,473,619 shares.

(5)          This information is based upon a Schedule 13G jointly filed by Columbia Wanger Asset Management, L.P. (“WAM”) and Columbia Acorn Trust with the SEC on January 10, 2007. WAM reported that it possessed sole voting and dispositive power with respect to all of the shares.

(6)          This information is based upon a Schedule 13G jointly filed by Marathon Asset Management LLP, Marathon Asset Management Services, Ltd., William James Arah, Jeremy John Hosking and Neil Mark Ostrer with the SEC on January 16, 2007. Each of the filers reported that each possessed shared voting power with respect to 3,296,700 of the shares and shared dispositive power with respect to 4,414,100 of the shares.

(7)          This information is based upon a Schedule 13G jointly filed by The Nomad Investment Partnership L.P., Sleep, Zakaria & Co. (Cayman) Ltd., Qais Zakaria and Nicholas Sleep with the SEC on February 22, 2007. Each of the filers reported that each possessed shared voting and dispositive power with respect to 3,463,295 of the shares.

Transactions with Related Persons

During fiscal 2007, there were no transactions involving us and our officers and directors directly, other than those of employer and employee. No director or nominee for director, no executive officer, and no associate of the company has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting, other than the elections of the director nominees to office and any benefits that directors and officers may receive under the 2007 Stock Incentive Plan.

Earlier this year, our board adopted a written policy regarding any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships with related persons, which is defined as an interested transaction. The policy generally requires that the Governance and Nominating Committee review and approve all interested transactions in advance, or ratify them later if advance approval is not feasible. Under the policy, the chairman of the Governance and Nominating Committee has the authority to pre-approve or ratify, as applicable, any interested transaction in which the aggregate amount involved is expected to be less than $1 million. The policy applies to any interested transaction involving an aggregate amount in excess of $100,000 in any calendar year between us or our affiliates, on the one hand, and our directors, officers (or officers of affiliates) or shareholders holding in excess of 5% of our common stock, or members of their immediate family, on the other hand.

The Governance and Nominating Committee has reviewed and determined that certain types of interested transactions should be deemed to be pre-approved by the Committee. For example, the policy provides standing pre-approvals for the following transactions:

•       compensatory arrangements for service as an officer or director of the company, to the extent such compensation is required to be reported under Item 402 of Regulation S-K; and

•       any transaction with another company at which the only relationship of a related person (as defined in the policy) is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of our executive compensation program. Throughout the discussion we refer to our named executive officers. The following individuals are our named executive officers for fiscal year 2007:

•       Elden L. Smith, President and Chief Executive Officer;

•       Boyd R. Plowman, Executive Vice President and Chief Financial Officer;

•       Paul C. Eskritt, President, Fleetwood Recreational Vehicle Group;

•       Charles E. Lott, President, Fleetwood Housing Group;

•       Leonard J. McGill, Senior Vice President, General Counsel and Secretary; and

•       Christopher J. Braun*, former Executive Vice President, Recreational Vehicle Group

*                    Mr. Braun’s employment was terminated on January 4, 2007

Overview

Our compensation philosophy seeks to provide a competitive executive compensation program that is designed to achieve the following objectives:

•       attract, retain and motivate high caliber talent; and

•       align the interests of management with those of our shareholders by placing a substantial portion of compensation at risk based upon the performance of the company and its business units.

In order to achieve these objectives, we have designed our executive compensation programs around the following principles:

•       We offer a competitive base salary as well as a competitive total compensation opportunity.

•       We award short-term cash incentives based on the achievement of business goals, with 90% of these short-term bonus opportunities payable quarterly based on the financial performance of the business unit that the executive manages, and 10% based on the achievement of annual individual objectives or goals.

•       We align long-term incentive opportunities with the creation of shareholder value by providing:

•        performance-based restricted stock awards that depend on the achievement of financial measures of the company as a whole or the business unit that the executive manages and

•        stock option grants, the ultimate value of which depends on the growth of the stock price.

•       We avoid most of the perquisites often provided to executives, and as such we do not provide company cars or airplanes, an executive dining room, paid country club memberships, matching charitable contributions or paid financial counseling.

•       Executive officers participate in our employee benefit plans on the same terms as other employees, including medical and dental insurance, disability coverage, life insurance and the 401(k) plan, with the exception of a Deferred Compensation Alternative plan that supplements the 401(k) plan for executives, as described below.

•       We integrate the elements of the compensation package into a competitive performance-based reward program that we believe attracts, retains and motivates key executives critical to achieving our business objectives.

Roles of Compensation Committee and CEO in Setting Compensation

The Compensation Committee of our board of directors (the “Committee” or the “Compensation Committee”) administers our executive compensation programs. The Committee is specifically responsible for the design, development and implementation of the compensation program for the CEO. The Committee specifically evaluates the performance of the CEO and determines CEO compensation in light of the goals and objectives of the compensation program. The Committee reviews the performance of the company and carefully evaluates the CEO’s performance during the year based on established goals, leadership qualities, operational performance, business responsibilities, career with the company, access to other career opportunities, current compensation arrangements and long-term potential to enhance shareholder value.

The board of directors, as part of a detailed delegation of authority, has delegated to our CEO the authority to set cash compensation levels for the other named executive officers. His determinations are regularly reported to the Compensation Committee, which always has the ability to make recommendations to the CEO or to the board itself as to non-CEO compensation. In determining the compensation of the other named executives, the CEO uses the same goals, objectives and standards that the Compensation Committee uses in setting the CEO’s own compensation. The other named executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with the CEO.

The Committee can also make recommendations to the board with regard to, but does not typically set or determine the amount of, compensation for all other officers. The Committee is responsible for reporting to the board and administering all other elements of executive compensation, including short-term bonus award and long-term performance award programs, including restricted stock units and stock option awards.

Before the Compensation Committee determines the compensation of the CEO each year, the CEO meets with the members of the committee to express his opinion regarding his performance. The Compensation Committee then determines the compensation of the CEO in a private meeting in which no executive officer participates.

Role of Compensation Consultants

The charter of the Compensation Committee states that: “The Compensation Committee shall have the sole authority at the expense of the Company to retain and terminate any compensation consultant used to assist the Company, the Board or the Committee in the evaluation of the CEO or other executive officer compensation and shall have sole authority to approve such consultant’s fees and other retention terms.” With the approval of the Compensation Committee, we designed some of our compensation program for fiscal 2007 with the assistance of Semler Brossy Consulting Group, LLC, an independent outside compensation consultant. Although management engaged Semler Brossy, the firm reported both to management and directly to the Committee. The scope of this consultant’s assignment included a review of the competitiveness of the base salaries, annual equity grants and short-term cash incentive programs for our executives and other officers. Semler Brossy also advised the Committee on the specific design of our longer-term equity incentive program.

Management, after notifying the chairman of the Compensation Committee, also recently commissioned Watson Wyatt Worldwide, a global consulting firm specializing in compensation, benefits and other human resource issues, to design a new equity compensation plan that we intend to implement during fiscal year 2008 and which is described under Approval of the 2007 Stock Incentive Plan (Proposal No. 2) at page 46. We have not used the services of any other compensation consultant in matters affecting senior executive or director compensation. The Committee specifically discussed whether it feels it necessary to retain its own consultants and has determined at the present time that it will rely on the work of Watson Wyatt.

Compensation Elements

Factors We Consider

We intend for the cash components of salary and incentive bonuses to be competitive with salaries paid to officers in similar positions in comparable companies. The total compensation actually paid to an executive may vary significantly based on our success in any given year and the CEO’s or the Committee’s assessment of the individual’s contribution to that success. In addition to market data regarding the compensation offered by companies in our competitive market for comparable positions (as described later under Total Cash Compensation—Talent Market and Executive Pay Benchmarking), we consider a number of specific factors in determining the compensation of each named executive officer, including the executive’s performance in:

•       helping us achieve predetermined goals for our key financial measurements, such as operating income, earnings per share and return on invested capital;

•       helping us achieve our key strategic objectives, such as dispositions of non-core assets, executing strategic acquisitions, exploring joint ventures or growing new business;

•       promoting commercial excellence by launching new or continuously improving products or services, managing a market-leading segment of our business and attracting and retaining customers;

•       achieving specific operational goals for the company or for the particular business he leads, including improved productivity, simplification, labor efficiencies, plant capacity utilization and risk management; and

•       supporting our values by promoting a culture of unyielding integrity through compliance with law and our ethics policies, as well as our strong commitment to exemplary corporate governance.

We generally do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements for our executives, although changes in business performance do affect how much we pay out in incentive-based bonuses. We also use formulas to determine short-term bonus targets and payments, as well as awards under the long-term incentive program.

Determining Mix among Base, Short-Term Bonuses and Long-Term Incentives

For the named executives, we refer to the combination of base pay and short-term awards as Total Cash Compensation and to the combination of Total Cash Compensation and long-term incentive compensation as Total Direct Compensation. Of the short-term awards, 10% is paid annually based on personal performance and 90% is paid quarterly based on the pre-bonus operating income of the company or, in the case of Mr. Lott and Mr. Eskritt (and formerly Mr. Braun) based on the operating income of the business units that they manage. The following represents the mix among base pay, short-term awards and long-term incentive compensation.

	Base Pay as a percentage of Total Cash Compensation	Short-term Awards as a percentage of Total Cash Compensation	Total Cash Compensation as a percentage of Total Direct Compensation	Long-term Incentive Compensation as a percentage of Total Direct Compensation
Elden L. Smith	45%	55%	46%	54%
Boyd R. Plowman	60%	40%	52%	48%
Charles E. Lott	60%	40%	65%	35%
Paul C. Eskritt(1)	60%	40%	70%	30%
Leonard J. McGill	70%	30%	63%	37%
Christopher J. Braun(2)	60%	40%	65%	35%

(1)          Represents pro rata targets for Mr. Eskritt reflecting his promotion in January 2007.

(2)          Represents full fiscal year targets for Mr. Braun, whose employment was terminated in January 2007.

The information in the above table is also presented below in the form of a graph, for ease of reference.

Pay Elements as a % of Total Direct Compensation

We strive to achieve an appropriate mix between cash payments and equity incentive awards to meet our overall compensation objectives. We design our mix of compensation elements to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We also seek to balance compensation elements that we base on financial, operational and strategic goals with others that we base on the operating income or bottom line performance of the company. We believe the most important indicator of whether we are meeting our compensation objectives is our ability to motivate our named executives to deliver superior performance in the face of challenging market environments, and to retain them to continue their careers with us—all on a cost-effective basis that recognizes the business performance of the company in recent years and the need to control corporate overhead.

As a general matter, our intent in setting these percentages was to have approximately half of potential total direct compensation in the form of equity-based incentives, and approximately half of the remaining cash-based incentives in the form of incentive bonuses that would be substantially at risk based on operating performance. More specifically, however, we felt that more than half of Mr. Smith’s total direct compensation should be in the form of longer-term and equity-based compensation in order to motivate Mr. Smith to pursue longer-term goals that would align his interests with those of shareholders. Similarly, more than half of his cash compensation is intended to be at risk based on the performance of the company under his direction. As legal counsel, Mr. McGill’s cash compensation is less heavily weighted toward operating performance than that of the other named executive officers, reflecting in part that he has less opportunity to directly influence financial results and also due to his primary focus on corporate compliance, prudent risk management and strict adherence to good governance practices.

Total Cash Compensation

Talent Market and Executive Pay Benchmarking

Our Total Cash Compensation represents base pay plus short-term incentive bonuses. In determining base salaries and salary ranges, we consider competitive market data provided in national compensation surveys that include those conducted by nationally recognized compensation consulting firms. We also consider individual job responsibilities. Base pay is intended to reward the competencies, skills, and experience of our named executives. Generally, we target our Total Cash Compensation for our named executives at the 75th percentile of the range offered by companies in our competitive market for comparable positions in order to attract and retain outstanding executive talent. We believe targeting the 75th percentile for our named executives is appropriate for the following reasons:

•       execution of Fleetwood’s business strategy entails substantial risk and executives should be rewarded with above market pay if they can deliver upon the strategy;

•       recruiting executives to a company which has sustained successive years of operating losses necessitates premiums to attract qualified talent; and

•       the demands of our business situation require premiums to retain superior executive talent.

We identified a compensation peer group of the following nine companies that are our industry competitors: Cavalier Homes, Inc.; Champion Enterprises, Inc.; Coachmen Industries, Inc.; Monaco Coach Corporation; National RV Holdings, Inc.; Palm Harbor Homes, Inc.; Skyline Corporation; Thor Industries, Inc.; and Winnebago Industries, Inc. However, for competitive pay level analysis, we also refer to general industry surveys of executive pay rather than relying exclusively upon Fleetwood’s nine publicly traded industry competitors because executive pay levels are typically correlated with company size, and all but one of the industry competitors continue to be much smaller than Fleetwood’s revenue of $2.0 billion. The Compensation Committee reviews compensation data prepared by outside consultants and reviews the proxy data of our direct competitors as a reference point only to ensure that our total compensation program for our executives remains competitive. The survey data is a compilation of compensation and other data on the peer group as well as other companies that participate in general industry surveys.

The Committee and the CEO review Total Cash Compensation levels annually and make increases, if any, based on the competitive market data described above, our operating plan and budget for the year, the individual factors described above under Factors We Consider, internal pay equity and market competitiveness. For fiscal year 2007, there were no increases to the named executives’ Total Cash Compensation package with the exception of Mr. Eskritt, who was promoted to Executive Vice President of the RV Group during fiscal year 2007 and then to President—RV Group for fiscal year 2008.

Short-Term Incentives

Through this program, we seek to align a large proportion of our named executives’ compensation with the operating results of the company and our key profit groups. We have two types of short-term awards—profit bonuses, which are 90% of the total short-term awards; and individual bonuses, which comprise the remaining 10%. Profit bonuses are based on achieving financial goals of the company or the business unit that the executive manages, while individual bonuses are based on the executive’s individual performance. We pay profit bonuses quarterly, if the executive earns them. We pay profit bonuses on a quarterly basis to our named executives for the following reasons:

•       quarterly bonus opportunities regularly focus our named executives on meeting short term operational goals;

•       our industries are extremely volatile, and as such quarterly bonus payments encourage our named executives to react quickly to constantly changing market conditions;

•       because the compensation of our named executives is highly leveraged, in favor of performance-based payments rather than guaranteed payments, quarterly incentive payments are a necessary motivational tool in light of the amount of pay at risk.

We believe that our named executive officers should have a significant portion of their pay at risk depending on the performance of the company or the business unit that the executive manages, as indicated in the previous table. We determine targets for the variable pay component based on “pre-bonus operating income” generated by us or by designated profit groups within the company. Pre-bonus operating income is generally defined as operating income excluding the bonus payments, interest income, interest expense, taxes and certain other non-recurring items. Goals and payouts are determined based on our confidential business plans, and because they are based on our internal projections of operating income for the various divisions and for the company on a consolidated basis, they are confidential and their disclosure would cause us competitive harm. We design short-term performance awards to qualify for the “performance-based compensation” exception of Section 162(m) of the Internal Revenue Code so that we can deduct them for federal income tax purposes.

The goals are calibrated to strike an appropriate balance between being reasonably achievable, and thereby motivating executives, while targeting improved performance, and are selected to require sustained performance and results from senior management that are not easily achievable without extra effort from each individual. To arrive at the goals, we first develop our detailed operating or business plans for the coming year, and then establish levels of pre-bonus operating income at which the targeted amount of short-term profit bonus will be paid. This means to achieve 100% of the executive’s targeted profit-based bonus, the company or the relevant business unit must achieve 100% of its targeted pre-bonus operating income. We pay out a lesser bonus if pre-bonus operating income is less than targeted, but at a certain point (typically when operating losses are incurred) no bonus is earned. There is no upper limit because we do not want to create a disincentive for exemplary accomplishments but incremental bonuses are generally lower beyond targeted goals. We pay bonuses quarterly based on cumulative year-to-date results so that if a unit loses money in a previous quarter, the shortfall has to be made up before a bonus can be earned in a subsequent quarter. Our belief that these goals are not easily achievable is supported by the fact that only one named executive has received 100% or more of his targeted profit-based bonus in the two fiscal years in which this program has been in place.

We determine and pay individual bonuses at the end of the fiscal year based on each individual’s accomplishments and achievement of goals and objectives during that fiscal year.

We determine the CEO’s individual component based on his accomplishments for the fiscal year. As for the other named executives, we limit the aggregate amount payable to them to the aggregate sum of their annual individual components, which the CEO divides among the executives in his discretion based on his assessment of their performance relative to their pre-established goals and their overall contribution to our performance and to our strategic goals. In fiscal year 2007, the amount of the aggregate individual bonuses actually paid to the non-CEO executive officers was less than the aggregate of their annual individual target amounts.

We show the salaries and the bonuses actually paid to the named executives in fiscal year 2007 in the Summary Compensation Table on page 28. The following table compares target and actual amounts of

Total Cash Compensation, comprised of base salaries and the two types of short-term awards, paid to our named executive officers during fiscal year 2007.

	TARGET					ACTUAL (earned in FY2007)
	Base Salary	Profit Bonus	Individual Bonus	Total Cash Compensation		Base Salary	Profit Bonus	Individual Bonus	Total Cash Compensation
Elden L. Smith	$873,000	$960,300	$106,700	$1,940,000		$873,000	—	$106,700	$979,700
Boyd R. Plowman	$520,700	$312,400	$34,700	$867,800		$520,700	—	$35,495	$556,195
Charles E. Lott	$441,000	$264,600	$29,400	$735,000		$441,000	$43,989	$29,400	$514,389
Paul C. Eskritt	$316,400	$188,258	$20,918	$525,576	(1)	$316,400	$106,703	$33,674	$456,777
Leonard J. McGill	$387,200	$149,400	$16,600	$553,200		$387,200	—	$17,200	$404,400
Christopher J. Braun	$441,000	$264,600	$29,400	$735,000	(2)	$441,000	$6,813	—	$447,813

(1)                Represents pro rata targets for Mr. Eskritt reflecting his promotion in January 2007.

(2)                Represents full fiscal year targets for Mr. Braun, whose employment was terminated in January 2007.

Long-Term Incentives

Our long-term incentive compensation program is designed to align the interests of the executives with our shareholders, recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future performance and retain the executives at least through the term of the awards. In fiscal 2007, the long-term incentive program was comprised of stock option awards and grants of performance-based restricted stock units under a Long-Term Performance Plan. We design long-term incentive awards to qualify for the “performance-based compensation” exception of Section 162(m) of the Internal Revenue Code so that we can deduct them for federal income tax purposes.

Stock options

Half of the amount designated for long-term incentives as part of each executive’s Total Direct Compensation has been paid in the form of stock options. See the Grants of Plan-Based Awards Table on page 30. Generally, we award stock options only to those key officers and managers who have the greatest opportunity to influence our strategic direction. For all employees, we calculate the value of stock options granted using a Black-Scholes-based method. The charter for the Compensation Committee states that in determining the long-term incentive component of the CEO’s compensation the Committee may consider, among other factors, the awards given to the CEO in past years. In practice, however, we have not considered existing stock ownership levels in making awards to executives because we do not want to discourage executives from holding significant amounts of our stock.

We granted stock options to each of the named executives in fiscal year 2007. These stock options become exercisable in three equal annual installments beginning one year after the grant date and have a maximum ten-year term. We believe that this vesting schedule aids us in retaining executives and motivating longer-term performance. We began to expense stock options under Statement of Financial Accounting Standards No. 123, as revised (SFAS 123R) beginning in fiscal year 2007. When determining whether to grant stock options, our goal is to weigh the cost of these grants with their potential benefit as a compensation tool.

The exercise price of each stock option awarded to our senior executives under our long-term incentive plan is no less than the closing price of our stock on the date of grant. Due to this practice, the option grant will have value to the individual only if he or she continues in our service during the vesting period and, then, only if the market price of the underlying shares of common stock appreciates over the option term. We do not reprice stock options, and our current and proposed equity incentive plans prohibit repricing of stock options without shareholder approval. The date of grant is the date of the March and September Compensation Committee meetings, during which the Committee determines equity awards for all executive officers. Committee meetings are generally scheduled at least a year in advance, and fall on the Monday before the second Tuesday in March, June, September and December, without regard to our anticipated earnings or other major announcements. The Committee typically approves new hire grants at its next regularly scheduled meeting following the executive’s first date of employment and sets the exercise price of the options no less than the closing price of the our stock on the date of that meeting. The options granted to our executives typically vest in equal annual installments over a three-year period. Generally, the vesting period ends when employment ends, and the executive has 90 days following the end of employment during which to exercise any vested stock options, subject to acceleration in the event of retirement, change in control, termination without cause and death.

Long-Term Performance Plan

In addition to stock option grants, we provide long-term incentive compensation to our named executives and other senior executives through a Long-Term Performance Plan, or LTPP, which is designed to reflect the philosophy that:

•       key executives who are charged with the responsibility for establishing and executing our business strategy should have incentive compensation opportunities that are aligned with the creation of shareholder value;

•       stock ownership is an important component for ensuring that executives’ interests are aligned with shareholders’ interests; and

•       incentive compensation opportunities should have significant upside potential with commensurate downside risk.

Starting in fiscal year 2007, we began to use performance-based restricted stock units (“RSUs”). RSUs are similar to restricted stock awards, except that the shares of stock are not issued unless performance criteria are met and the subsequent vesting period lapses. Unlike stock options, RSUs offer our executives the opportunity to receive shares of our stock on the date the restriction lapses. Additionally, this program encourages our named executives to own shares of our stock because they receive full value shares if the performance and vesting criteria are met. This program helps to align our named executives with shareholders by making them shareholders as well.

Each RSU award is coupled with an award of cash in an amount equal to the value of the RSU, in an amount based on the closing price of our stock on the date of grant multiplied by the number or shares subject to the RSU, with identical vesting restrictions as the RSU. The cash award gives the executive the resources to pay income taxes on the RSUs, which are due at the time the RSUs vest. Accordingly, half of the amount designated for long-term incentives as part of each executive’s Total Direct Compensation, as described in Grants of Plan-Based Awards table on page 30, was awarded in fiscal 2007 in this combination of one-half cash and one-half RSUs, but subject to performance and vesting restrictions.

In fiscal 2007, we used earnings per share as the primary measure for senior executives and associates employed at headquarters, including Mr. Smith, Mr. Plowman and Mr. McGill, and a combination of earnings per share and/or return on invested capital for associates at operating units, including Mr. Lott, Mr. Eskritt and Mr. Braun. The key financial measures that establish the thresholds for payouts under this plan are based on our confidential business plans, and because they are based upon our internal projections for the various divisions and for the company on a consolidated basis, they are confidential and their disclosure would cause us competitive harm.

We designed the LTPP to allow the Committee to exercise considerable discretion and flexibility in awarding long-term incentive compensation, especially in light of changing tax, legislative and regulatory considerations, but with a goal of motivating participants using performance-related incentives linked to longer-range performance goals, which we believe is in the interest of our shareholders. Given the current volatility in our different industries, however, management and the Committee agreed in designing the current LTPP awards program that it is not feasible to set performance targets over a period of greater than one year because visibility into market conditions more than a year in advance is limited. Therefore, for fiscal 2007, we granted to eligible participants performance-based RSUs and cash awards with a one-year performance period, but followed by a three-year time-vested combination of restricted stock and cash. We designed this to encourage longer-term planning.

We believe LTPP awards provide a strong incentive for our executives to achieve specified financial performance goals that are linked to our business strategy. We believe LTPP awards help us retain our executives because the executive forfeits the award if he terminates his employment voluntarily before the end of the performance period. We set goals at levels that reflect our internal, confidential business plan when we establish the awards, and we consider the goals to be challenging but achievable. Because the goals are based upon our internal projections of earnings per share for the company and returns on invested capital for the operating groups, they are confidential and their disclosure would cause us competitive harm. Our belief that these goals are not easily achievable is supported by the fact that no named executive has received a payout of an LTPP award in any of the last seven years, including fiscal 2007. The amounts of potential payouts, assuming all measurements were met at either threshold, target or maximum levels over the period, are indicated in the Grants of Plan-Based Awards Table on page 30.

We grant LTPP awards to our executive officers at the first Committee meeting following the beginning of the fiscal year, and the value of those awards is based on our closing stock price on the date of the Committee meeting at which the awards are granted. As previously noted, Committee meetings are generally scheduled at least a year in advance, and without regard to our anticipated earnings or other major announcements.

Other Elements

Deferred Compensation

We no longer offer a deferred compensation program. Through 2004, however, we offered a periodic deferred salary plan that provided for the payment of interest at the prime rate. This plan was available to most managers in the company who were compensated in excess of specified levels. We intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The plan was frozen, effective December 31, 2004, due to changes in the tax law. Currently, Mr. Smith is the only named executive officer who participates in the deferred salary plan. The amounts deferred under this plan are informally funded with the company-owned life insurance (COLI) policies that are held in a Rabbi Trust. The assets of the trust are not generally available to us or our creditors, except to pay benefits or in the event of our insolvency. In insolvency, participants in the plan become unsecured creditors of the company, receive no preferential standing and are subject to the same risks as any of our other general creditors.

Retirement Plans

We do not have defined benefit pension plans for our named executives. We do offer a 401(k) plan for employees not covered by a collective bargaining agreement and a corresponding Deferred Compensation Alternative plan for senior executive officers, including the named executive officers. The 401(k) plan is structured as a safe-harbor-match plan under the IRS regulations, allowing employees at all compensation levels to participate on a pre-tax basis, up to the IRS limitations. The Deferred Compensation Alternative plan serves as a supplemental retirement vehicle for after-tax contributions beyond the IRS limits. We balance the effectiveness of these plans as a compensation and retention tool with our cost of providing them. Previously, we sponsored two other non-qualified plans for managers to accrue retirement benefits subject to statutory limitations. These plans were frozen effective on December 31, 2004, along with the deferred compensation plan previously referenced, and were informally funded and secured, with participants being subject to the same risks of participation. All of the named executive officers except Mr. Lott have balances under these plans.

Perquisites and Other Benefits

The Compensation Committee believes that the executive officers should participate in the same benefit programs as our other employees and that executive perquisites should be minimal. Consistent with this philosophy, the executive officers participate in our employee benefit plans on the same terms as other employees. These plans include medical and dental insurance, disability coverage, life insurance and the 401(k) plan, with the exception of the Deferred Compensation Alternative plan that supplements the 401(k) plan for executives as described above.

We believe that the other benefits we have provided to our executive officers, which we show in the All Other Compensation column in the Summary Compensation Table on page 28, are reasonable, competitive and consistent with our overall executive compensation program. We have historically avoided most of the perquisites often provided to corporate managers, especially members of top management. Our senior managers have no company cars or airplanes, executive dining room, paid country club memberships, matching charitable contributions or paid financial counseling.

Employment and Severance Agreements

The employment agreements of our named executive officers include or incorporate change in control agreements. The employment agreements of our named executives other than Elden L. Smith, our CEO also include severance agreements. Mr. Smith serves at the will of the board, which enables us to terminate his employment with discretion as to the terms of any severance arrangement. Boyd R. Plowman, our CFO, is entitled to receive two years’ salary on termination without cause, and each of the other named executives is entitled to receive one year’s salary on termination without cause. We have entered into change in control agreements with our executive officers to foster their objectivity in making decisions with respect to any pending or threatened change in control transaction and to alleviate the risk and uncertainty with regard to our executive officers’ financial and professional security that a pending or threatened change in control transaction might create. Any payments under the change in control agreements are in addition to any payments due under the severance arrangements. For Mr. Plowman, his change in control agreement provides for the payment of two years’ salary in the event a change in control occurs and his employment is terminated, whether voluntarily or involuntarily. For the other named executive officers the change in control agreements, which are incorporated into their employment agreements, provide for the payment of one year’s salary if the executives are terminated within a year following the change in control.

Encouragement of Executive Share Ownership

We encourage our named executives to own our stock, but we do not require them to own specified amounts, or to hold any shares that they receive through the exercise of stock options for any particular period. We show the named executives’ stock ownership in the Stock Ownership Table on page 12. We prohibit our named executives from selling our shares short and from purchasing or selling options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our stock.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to our CEO or any of our three other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation, which is compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders. As noted above, for fiscal year 2007 we designed the grants of stock options and RSUs and the payments of bonuses to satisfy the requirements for deductible compensation.

The Compensation Committee also considers projections of the estimated accounting and tax impact of all material elements of the executive compensation program. Generally, accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance and/or service period) and the company realizes a tax deduction on the payment to/realization by the executive.

Potential Impact on Compensation from Executive Misconduct

If our board of directors determines that an executive officer has engaged in fraudulent or intentional misconduct, the board would take action to remedy the misconduct, prevent its recurrence and impose appropriate discipline on the wrongdoer. Discipline would vary depending on the facts and circumstances, and may include:

•       termination of employment;

•       initiating an action for breach of fiduciary duty; and

•       if the misconduct resulted in a significant restatement of our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid to the executive that is greater than would have been paid if it had been calculated based on the restated results.

These remedies would be in addition to any actions imposed by law enforcement agencies, regulators or other authorities.

Compensation for the Named Executives in Fiscal Year 2007

The specific compensation decisions and payouts made for each of the executive officers for fiscal year 2007 reflect the disappointing performance of the company against key financial and operational measurements. A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our fiscal year 2007 Annual Report on Form 10-K filed with the SEC.

CEO Compensation

Despite his considerable progress in strengthening the company’s competitive position, the company’s overall financial performance and operating results led the Compensation Committee not to increase Mr. Smith’s base salary of $873,000 for fiscal 2007, and it has also elected not to increase it for fiscal 2008. The Committee assessed whether Mr. Smith had achieved his pre-established goals for fiscal 2007 relating to cost-cutting and the restructuring of our organization to eliminate layers of management and drive decision-making lower in the organization and closer to the customer. In light of his performance in these respects, the Committee awarded a bonus of $106,700 to Mr. Smith based on his individual performance for fiscal year 2007. This bonus represented 100% of the targeted amount of that component of his compensation. Based on our pre-bonus operating income for fiscal year 2007, Mr. Smith was not awarded a short-term incentive performance bonus for the fiscal year. We paid Mr. Smith’s individual performance bonus for fiscal 2007 in cash. For fiscal year 2007, using the previously described formula for determining the amount of stock option awards, the Compensation Committee also granted Mr. Smith 306,400 stock options. The terms of the stock options are as previously described.

In June of fiscal year 2007, Mr. Smith was granted an LTPP award that could have paid him up to $1,404,242 in cash and RSUs, if the company had met the performance goals for fiscal year 2007 established by the Committee with respect to our earnings per share over the year, as previously described. We did not meet the threshold target, however, and accordingly Mr. Smith’s award was forfeited. There were no above-market earnings on deferred compensation for Mr. Smith and the amount of all other compensation was $113,741, making the total compensation for Mr. Smith in fiscal year 2007 $2,497,574. We believe that his compensation is consistent with our objective to reward, align, motivate and challenge Mr. Smith to continue leading the company successfully in the face of challenging market and industry conditions.

As a further indication of Mr. Smith’s alignment with shareholders, Mr. Smith purchased 25,000 shares of our stock in the open market in fiscal year 2007, and as of July 25, 2007 he owns 135,000 shares of our stock.

CFO and Other Executive Officers’ Compensation

In determining the compensation of Mr. Plowman, Mr. Lott, Mr. Eskritt and Mr. McGill for fiscal year 2007, we compared their achievements against the performance objectives established for each of them at the beginning of the year. For each of these executive officers, Mr. Smith evaluated the overall performance of the company and their contributions to that performance, as well as, in the case of Mr. Lott and Mr. Eskritt, the performance of the businesses that each leads.

In fiscal year 2007, Mr. Eskritt’s base salary was increased to $441,000 to reflect his promotion from Vice President—Motor Home Division to his current position. The base salaries for Mr. Plowman, Mr. Lott and Mr. McGill were unchanged from their fiscal 2006 levels, at $520,700 for Mr. Plowman, $441,000 for Mr. Lott and $387,200 for Mr. McGill.

The annual bonuses in fiscal year 2007 decreased 88% for Mr. Plowman, decreased 84% for Mr. Lott, increased 340% for Mr. Eskritt (in part due to his promotion) and decreased 88% for Mr. McGill in each case compared to the annual bonus for fiscal year 2006. In each case, we determined the bonus amounts based on an evaluation of the company, business and individual performance as relevant, against the financial, operational, strategic and other goals and objectives established at the beginning of the year for each named executive officer. In terms of equity incentive compensation, Mr. Plowman received 109,900 stock options, Mr.Lott received 54,300 stock options, Mr. Eskritt received 35,800 stock options and Mr. McGill received 40,800 stock options. We previously described the vesting terms of the stock options and they are also outlined in the Grants of Plan-Based Awards table on page 30.

In June of fiscal year 2007, Mr. Plowman, Mr. Lott, Mr. Eskritt and Mr. McGill were participants in our LTPP, which would have resulted in a payment to the executive if the company had met the performance goals established by the Committee with respect to the relevant business measurements. Under these LTPP awards, Mr. Plowman was eligible to receive up to $503,380, Mr. Lott was eligible to receive up to $249,199, Mr. Eskritt was eligible to receive up to $118,290 and Mr. McGill was eligible to receive up to $211,741. For fiscal year 2007, however, we did not meet our performance targets and, as a result, the awards were forfeited.

The Summary Compensation Table on page 28 contains additional information with respect to the amount of all other compensation and total compensation in fiscal year 2007. We believe that the compensation for these individuals is consistent with the company’s compensation objectives.

Compensation for Non-management Directors in Fiscal Year 2007

The board of directors determines the compensation for non-management directors at the recommendation of the Compensation Committee. In developing its recommendations, the Committee pursued the following goals:

•       compensation should fairly pay directors for work required in a company of our size and scope;

•       compensation should align directors’ interests with the long-term interest of shareholders; and

•       the structure of the compensation should be simple, transparent and easy for shareholders to understand.

The board determined to continue granting stock options for non-management directors to the extent available in fiscal year 2007, but it continues to evaluate the efficacy of stock options as the appropriate vehicle to accomplish the Committee’s stated goals for non-employee director compensation. We describe the compensation of non-management directors in fiscal year 2007 on page 43.

Forward Looking Compensation Decisions for FY2008

The compensation structure for our executive officers will remain substantially the same for fiscal year 2008 as previously discussed for fiscal year 2007, except we are seeking shareholder approval for a new equity compensation plan which is intended to be implemented during fiscal 2008 and which is described in this proxy statement under Approval of the 2007 Stock Incentive Plan (Proposal No. 2) at page 46.

Compensation Committee Report

The Compensation Committee has reviewed the above Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for fiscal year 2007 and our 2007 proxy statement. This report is provided by the following independent directors, who comprise the committee:

The Compensation Committee report should not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and the above report should not otherwise be deemed filed under those Acts.

J. Michael Hagan (Chairman)
Douglas M. Lawson
John T. Montford
Daniel D. Villanueva

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation of Executive Officers

The following summary compensation table (SCT) provides, for the fiscal year ended April 29, 2007, the cash compensation we paid, as well as certain other compensation awarded or accrued for those years, to our president and chief executive officer, our chief financial officer and each of the other three highest paid executive officers who were serving at the end of the last fiscal year, and one other individual who would have been one of the other three highest paid executive officers had he been serving at the end of the last fiscal year (our “named executive officers”).

Summary Compensation Table for Fiscal Year 2007

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)		Total ($)
Elden L. Smith	2007	873,000	106,700	1,404,133	—	113,741	(5)	2,497,574
President & Chief Executive Officer
Boyd R. Plowman	2007	520,700	35,495	583,175	—	10,160		1,149,530
Executive Vice President & Chief
Financial Officer
Charles E. Lott	2007	441,000	29,400	217,377	43,989	9,307		741,073
President—Housing Group
Paul C. Eskritt	2007	316,401	33,674	33,720	106,703	78,512		569,010
President—RV Group
Leonard J. McGill	2007	387,200	17,200	120,732	—	20,220		545,352
Senior Vice President—General
Counsel & Secretary
Christopher J. Braun	2007	299,089	—	374,684	6,813	564,153		1,244,739
Former Exec. Vice President RV Group

(1)          Comprised of bonuses earned in fiscal 2007 under the individual bonus component of our short-term incentive awards program described under Compensation Discussion and Analysis; Total Cash Compensation—Short-term Incentives at pages 19 to 21 above.

(2)          The amounts in this column reflect the dollar amount of awards that we recognized for financial statement reporting purposes for fiscal year 2007 in accordance with FAS 123(R) (adjusted to eliminate any reduction for risk of forfeiture). See Note 2 to the audited financial statements in our Annual Report on Form 10-K for the year ended April 29, 2007 for the assumptions underlying our valuation of equity awards. We describe the terms applicable to the restricted stock unit awards and the option awards granted for fiscal year 2007 below in the Grants of Plan-Based Awards Table on page 30. For Mr. Smith, Mr. Plowman and Mr. Lott, the amount includes compensation derived from awards granted before fiscal year 2007 but that continued to vest in fiscal year 2007 as well as from awards granted in fiscal year 2007 that due to their vesting period were partially or fully expensed in fiscal year 2007. We note in particular regarding these amounts:

•       Comparisons of awards granted to named executive officers is difficult because the financial statement expense varies according to retirement eligibility. As such, this caused increased financial statement expense for certain of these officers in fiscal 2007 than would have been the case without the effect of retirement eligibility. If the financial statement expense for Mr. Smith, Mr. Plowman and Mr. Lott had been calculated without regard to retirement eligibility like the expenses for the other named executive officers, the accounting expense for Mr. Smith’s fiscal year 2007 awards would have been $521,877 instead of $1,404,133, the accounting expense for Mr. Plowman’s fiscal year 2007 awards would have been $340,707 instead of $583,175, and the accounting expense for Mr. Lott’s fiscal year awards would have been $97,578 instead of $217,377. Mr. Smith is over age 65 and as such, the entire value of options granted to him in fiscal 2007 was expensed during the same fiscal year.

•       The financial statement expense for Mr. Braun’s fiscal year 2007 awards reflects the acceleration of the vesting of some of his awards due to his involuntary termination of employment in January 2007. Although applicable SEC rules require us to disclose in this table the full $374,684 fiscal year 2007 expense under FAS 123(R), had his employment not been terminated, the expense would have been $192,756. We note that Mr. Braun exercised all of his in-the-money options on January 17, 2007 and realized a total intrinsic value of $77,702 (market price minus exercise price), and that his remaining unexercised options have since expired.

•       Further, amounts reported for these awards represent our financial statement expense and may not represent the amounts that the named executive officers will actually realize from the awards. Whether and to what extent a named executive officer realizes value on exercising an award will depend on future stock price and the named executive officer’s continued employment.

(3)          Comprised of bonuses earned in fiscal year 2007 under the profit-based bonus component of our short-term incentive awards program, described under Compensation Discussion and Analysis—Total Cash Compensation—Short-term Incentives at pages 19 to 21.

(4)          The following table describes the items that are included in the amounts reported in this column.

Name	Year	Deferred Compensation Alternative Plan Bonus(a)	Qualified Retirement Plan Contribution	Relocation Costs	Company Contributions to Defined Contribution Plans (401k)	Severance and Other Post Termination Payments	Total Other Compensation
Elden L. Smith	2007	$ 95,404	$ 8,730	—	$ 9,607	—	$ 113,741
Boyd R. Plowman	2007	—	$ 5,207	—	$ 4,953	—	$ 10,160
Charles E. Lott	2007	—	$ 4,410	—	$ 4,897	—	$ 9,307
Paul C. Eskritt	2007	$ 8,877	$ 12,373	$ 56,549	$ 713	—	$ 78,512
Leonard J. McGill	2007	$ 10,151	$ 7,376	—	$ 2,693	—	$ 20,220
Christopher J. Braun(b)	2007	$ 22,023	$ 5,488	—	$ 2,463	$ 534,179	$ 564,153

(a)          Comprised of bonuses paid to participants contributing into our Deferred Compensation Alternative Plan, which is available to certain highly compensated individuals to supplement our 401(k) plan. Because the individuals contribute to the Plan with after-tax dollars, we pay them a bonus to compensate them for the income taxes they are required to pay on the sums they contributed.

(b)         When Mr. Braun involuntarily left our employment on January 4, 2007, we paid or became obligated to pay him various types of post-termination compensation, as disclosed in Potential Payments Upon Termination or Change-in-Control on page 43 below. This compensation included $466,332 in severance and $67,847 in accrued vacation pay, all of which will be paid to Mr. Braun in fiscal year 2008.

(5)          The amount shown for Mr. Smith does not include the deferred compensation payments he continues to receive for compensation he earned during his previous tenure with us. In fiscal 2007, Mr. Smith received $416,471 in those payments, including interest from us calculated at the prime rate on his outstanding balance. See Nonqualified Deferred Compensation for Fiscal 2007 on page 34 below.

Grants of Plan-Based Awards in Fiscal 2007

Under our Long-Term Performance Plan, or LTPP, in early fiscal year 2007 we granted our named executive officers performance-based restricted stock units, or RSUs, and cash awards with a one-year performance period, but followed by a three-year time-vested combination of restricted stock and cash. These awards would have resulted in payments of cash and the issuance of restricted stock to the executives over the next three years if we had met the performance goals established by the Compensation Committee. Because we did not meet our performance targets, the awards were forfeited. The table below shows the estimated future payouts under these awards, viewed from the perspective of the grant date rather than the date of this proxy statement. Because we know now that the awards were forfeited and no payouts will in fact be made, we have highlighted those awards in italics to separate them from the other awards described in the table, which were not forfeited. For more information about these LTPP awards, see Compensation Discussion and Analysis—Long Term Incentives—Long Term Performance Plan at pages 22 to 23.

The following table provides information about equity and non-equity awards granted to the named executives in 2007.

Grants of Plan-Based Awards for Fiscal Year 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Options(1) (#)	Awards(2) ($/Sh)	and Option Awards(3)
Elden L. Smith	9/11/06							167,000	$ 6.75	$ 525,916
Chief Executive Officer	3/12/07							139,400	$ 7.54	$ 488,081
	6/26/06	$ 0	$ 563,500	$ 704,375	0	72,151	90,189		$ 7.76	$ 559,892
Boyd R. Plowman	9/11/06							59,900	$ 6.75	$ 188,637
Chief Financial Officer	3/12/07							50,000	$ 7.54	$ 175,065
	6/26/06	$ 0	$ 202,000	$ 252,500	0	25,864	32,330		$ 7.76	$ 200,705
Charles E. Lott	9/11/06							29,600	$ 6.75	$ 93,216
President Housing	3/12/07							24,700	$ 7.54	$ 86,482
Group	6/26/06	$ 0	$ 100,000	$ 125,000	0	12,804	16,005		$ 7.76	$ 99,359
Paul C. Eskritt,	9/11/06							11,100	$ 6.75	$ 34,956
President RV Group	3/12/07							24,700	$ 7.54	$ 86,482
	6/26/06	$ 0	$ 37,500	$ 46,875	0	7,362	9,203		$ 7.76	$ 57,129
Leonard J. McGill,	9/11/06							22,200	$ 6.75	$ 69,912
SVP, Secy & General	3/12/07							18,600	$ 7.54	$ 65,124
Counsel	6/26/06	$ 0	$ 75,000	$ 93,750	0	12,164	15,205		$ 7.76	$ 94,393
Christopher J. Braun	9/11/06							29,600	$ 6.75	$ 93,216
Former Exec. Vice	3/12/07
President RV Group	6/26/06	$ 0	$ 100,000	$ 125,000	0	12,804	16,005		$ 7.76	$ 99,359

(1)                This column shows the number of stock options granted in fiscal year 2007 to the named executives. These options vest and become exercisable ratably in three equal annual installments, beginning one year after the grant date.

(2)                This column shows the exercise price for the stock options granted, which was the closing price of our stock on September 11, 2006 and March 12, 2007, the dates the Compensation Committee granted the options.

(3)                This column shows the full grant date fair value of RSUs and stock options under SFAS 123R granted to the named executives in fiscal 2007.

Generally, for RSUs, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. Because the performance measures were not met, as explained above, we actually recognized no expense in fiscal year 2007.

For stock options, we calculated fair value using the Black Scholes value on the grant date. The fair values shown for stock awards and option awards are accounted for in accordance with SFAS 123R. For additional information on the valuation assumptions, refer to Note 2 to our financial statements in the Annual Report on Form 10-K for the year ended April 29, 2007. These amounts reflect our accounting valuation and do not correspond to the actual value, if any, that the named executives will ultimately realize.

[Intentionally left blank]

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information on the current holdings of stock options by the named executive officers on April 29, 2007, our fiscal year end. The table includes unexercised and unvested option awards. No shares of restricted stock or restricted stock units were outstanding on that date. Each option grant is shown separately for each named executive. The vesting schedule for each grant is shown in Note (1), based on the award grant date. The market value of the stock awards is based on the $8.63 per share closing market price of our stock on April 27, 2007, the last business day of our fiscal year.

Outstanding Equity Awards At April 29, 2007
Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)
Elden L. Smith	52,667	26,333	8.910	03/08/2015
	24,867	49,733	11.620	09/12/2015
	34,634	69,266	10.850	03/13/2016
	—	167,000	6.750	09/11/2016
	—	139,400	7.540	03/12/2017
Boyd R. Plowman	7,000	—	39.375	06/09/2008
	9,000	—	28.625	03/11/2009
	10,000	—	14.750	03/13/2010
	50,000	—	9.010	03/16/2011
	23,000	—	12.620	06/08/2011
	34,000	—	9.300	03/11/2012
	42,600	—	6.940	09/09/2012
	88,500	—	3.170	03/10/2013
	26,200	—	10.700	09/08/2013
	19,700	—	13.530	03/08/2014
	13,934	6,966	14.860	09/13/2014
	—	50,000	14.860	09/13/2011
	18,867	9,433	8.880	03/07/2015
	8,900	17,800	11.620	09/12/2015
	12,400	24,800	10.850	03/13/2016
	—	59,900	6.750	09/11/2016
	—	50,000	7.540	03/12/2017
Charles E. Lott	8,000	—	28.000	06/10/2007
	10,000	—	39.375	06/09/2008
	10,000	—	28.625	03/11/2009
	10,000	—	14.750	03/13/2010
	18,000	—	9.010	03/16/2011
	8,000	—	12.620	06/08/2011
	11,267	5,633	8.150	04/18/2015
	4,400	8,800	11.620	09/12/2015
	6,134	12,266	10.850	03/13/2016
	—	29,600	6.750	09/11/2016
	—	24,700	7.540	03/12/2017

Paul C. Eskritt	1,000	—	12.620	06/08/2011
	533	—	9.300	03/11/2012
	1,733	—	6.940	09/09/2012
	3,666	—	3.170	03/10/2013
	1,400	—	13.530	03/08/2014
	1,400	700	8.880	03/07/2015
	1,300	2,600	10.850	03/13/2016
		9,900	10.850	05/24/2016
		11,100	6.750	09/11/2016
		24,700	7.540	03/12/2017
Leonard J. McGill	7,000	—	9.300	03/11/2012
	11,600	—	6.940	09/09/2012
	24,100	—	3.170	03/10/2013
	7,100	—	10.700	09/08/2013
	5,600	—	13.530	03/08/2014
	3,800	1,900	14.860	09/13/2014
		25,000	14.860	09/13/2011
	5,134	2,566	8.880	03/07/2015
	3,300	6,600	11.620	09/12/2015
	4,600	9,200	10.850	03/13/2016
	—	22,200	6.750	09/11/2016
	—	18,600	7.540	03/12/2017

(1)          The options vest and become exercisable ratably in three equal annual installments, beginning one year after the grant date. The remaining vesting dates for each option grant that was not fully vested as of July 25, 2007 are as follows:

Expiration Date	Remaining Vesting Dates
3/12/2017	3/12/2008; 3/12/2009; 3/12/2010
9/11/2016	9/11/2007; 9/11/2008; 9/11/2009
3/13/2016	3/13/2008; 3/13/2009
9/12/2015	9/12/2007; 9/12/2008
3/17/2015	3/17/2008
9/13/2014	9/13/2007

Option Exercises and Stock Vested in Fiscal Year 2007

The following table sets forth information concerning each exercise of stock options and similar instruments, during fiscal year 2007 for each named executive officer on an aggregated basis. No shares of restricted stock vested in fiscal year 2007 for any named executive officer.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)
Elden L. Smith	—	—
Boyd R. Plowman	—	—
Charles E. Lott	—	—
Paul C. Eskritt	—	—
Leonard J. McGill	—	—
Christopher J. Braun(1)	47,500	77,702

(1)          Mr. Braun exercised his options on January 17, 2007. The total intrinsic value of $77,702 reflects the amount he realized when he exercised the options, including options that were accelerated on his termination and options that had vested prior to termination.

Pension Benefits

We do not have defined benefit plans or supplemental executive retirement plans that are required to be disclosed under applicable SEC rules in a Pension Benefits table.

Nonqualified Deferred Compensation for Fiscal Year 2007

Deferred Compensation Alternative (DCA) Plan

We offer a 401(k) plan for all employees and a corresponding Deferred Compensation Alternative (DCA) Plan for senior executive officers, including the executive officers. We balance the effectiveness of these plans as a compensation and retention tool with the cost to the company of providing them. The 401(k) plan is structured as a safe-harbor-match plan under IRS regulations, allowing employees at all compensation levels to participate on a pre-tax basis, up to IRS limitations.

The DCA Plan serves as a supplemental retirement vehicle for after-tax contributions beyond IRS limits. This plan is designed to accommodate the desire of many highly-compensated associates, once they have made the maximum annual allowable deferral under our safe-harbor-match 401(k) plan, to make additional contributions, in after-tax dollars, to a separate retirement vehicle. Associates who elect to participate in the DCA Plan authorize us to withhold the desired after-tax amounts (up to 50% of retirement-eligible earnings) and transfer them to a variable annuity owned and controlled by the participant. Shortly after the end of the calendar year, we pay each participant a bonus calculated to approximate the income taxes withheld on amounts contributed. The maximum contribution that is eligible for the bonus is limited to 10% of the associate’s retirement-eligible earnings, less the maximum annual 401(k) deferral. All of these amounts appear in the SCT.

“Frozen” and Suspended Non-qualified Benefit Plans

We also sponsor non-qualified benefit plans that provide certain benefits for highly compensated employees but are now frozen from new contributions. The plans are designated as non-qualified because they provide benefits outside the limits imposed by the IRS and by their nature are discriminatory. These plans are not covered by ERISA, and related accruals are not deductible for Federal or state tax purposes until the benefits are actually paid. As such, the accrued and unpaid benefits or compensation deferrals are not taxable to participants. Generally, the plans are structured to meet an IRS requirement that ready access to balances be subject to a “substantial risk of forfeiture” and not allow for “constructive receipt.”

Participant balances in the DCA plan and the Benefit Restoration Plan and the Supplemental Benefit Plan (described below) are credited with earnings each calendar quarter, based upon Bank of America’s prime rate. Participants may request to be paid their balances in any, or all, of the plans, at any time, subject to a ten-percent forfeiture. Such payments must include the participant’s entire balance in any given plan. In addition, contributions to all three plans were frozen effective December 31, 2004 to prevent them from becoming subject to new IRS restrictions and to otherwise preserve their historical structure.

A further description of the frozen and suspended plans and their general structure follows:

Benefit Restoration Plan (frozen as of December 31, 2004).   This plan was designed to accrue the equivalent of retirement contributions for highly compensated associates who had been removed from the corporate headquarters’ defined contribution plan to enable us, as a whole, to meet non-discrimination testing requirements. Only accrued contributions on compensation up to the IRS covered compensation limit were deposited into this plan. Generally, payments from this plan are made only when a participant’s employment has been terminated.

Supplemental Benefit Plan (frozen as of December 31, 2004).   This plan was used to accrue the equivalent of retirement contributions on compensation of any associate, company wide, who earned in excess of the covered compensation limit. In addition, retirement benefits on compensation that were deferred in the non-qualified deferred compensation plan (see below) were accrued into this plan. This included accruals in lieu of contributions to plant and corporate headquarters associates. Payments from this plan are made only when a participant’s employment has been terminated.

2005 Deferred Compensation Plan (suspended effective January 1, 2007).   In connection with the discontinuation of deferrals into the Supplemental Benefit Plan and Benefit Restoration plans, effective January 1, 2005, we established a new non-qualified plan, titled “Fleetwood Enterprises, Inc. 2005 Deferred Compensation Plan.”  This new plan is subject to all current IRS restrictions, and we have used it to accommodate our retirement profit-sharing contributions associated with the 401(k) plan, on participants’ earnings in excess of IRS limitations. In conjunction with recent cost-reduction measures we have taken, all 401(k) profit-sharing contributions were suspended January 1, 2007. Similar to the previous non-qualified plans, participant balances are credited with earnings at prime rate. Because this plan was frozen in the middle of fiscal year 2007, amounts contributed to this plan in calendar year 2006 are reported in the SCT.

Deferred Compensation Plan (frozen as of December 31, 2004).   This plan was previously available to most managers in the company who were compensated in excess of specified levels. We intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The plan was frozen, effective December 31, 2004, due to changes in the tax law. Currently, Mr. Smith is the only named executive officer who participates in the deferred compensation plan. The amounts deferred under this plan are informally funded with company-owned life insurance policies that are held in a Rabbi Trust. The assets of the trust are not generally available to the company or its creditors, except to pay benefits or in the event of the company’s insolvency. If the company becomes insolvent, participants in the plan become unsecured creditors of the company, receive no preferential standing and are subject to the same risks as any of the company’s other general creditors.

Although the plan is now frozen, Mr. Smith receives distributions, including interest on his balances. We noted in footnote 5 to the SCT, “In fiscal year 2007, Mr. Smith received $416,471 in those payments, including interest from us calculated at the prime rate on his outstanding balance.” We provided similar footnote disclosure in the SCT in last year’s proxy statement relative to fiscal year 2006, but did not include the amount of the distribution or earnings as compensation in the SCT itself.

The table below provides information on the non-qualified deferred compensation of the named executives in 2007.

Nonqualified Deferred Compensation for Fiscal Year 2007

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($)	($)	($)	($)	($)
Elden L. Smith
Deferred Compensation Plan	—	—	$101,244	$173,732	$1,173,250
Deferred Compensation Alternative Plan	$110,621	$95,404	$20,096	—	$187,218
2005 Deferred Compensation Plan	—	$9,607	$1,460	—	$23,379
Benefit Restoration Plan	—	—	$16,462	$28,248	$190,766
Supplemental Benefit Plan	—	—	$124,965	$214,437	$1,448,138
Boyd R. Plowman
Deferred Compensation Plan	—	—	—	—	—
Deferred Compensation Alternative Plan	—	—	$29,248	—	$261,395
2005 Deferred Compensation Plan	—	$4,953	$697	—	$11,368
Benefit Restoration Plan	—	—	$15,706	—	$203,218
Supplemental Benefit Plan	—	—	$35,915	—	$464,694
Charles E. Lott
Deferred Compensation Plan	—	—	—	—	—
Deferred Compensation Alternative Plan	—	—	—	—	—
2005 Deferred Compensation Plan	—	$4,897	$541	—	$9,406
Benefit Restoration Plan	—	—	—	—	—
Supplemental Benefit Plan	—	—	—	—	—
Paul C. Eskritt
Deferred Compensation Plan	—	—	—	—	—
Deferred Compensation Alternative Plan	$12,750	$8,877	$9,021	—	$75,955
2005 Deferred Compensation Plan	—	$713	$103	—	$1,668
Benefit Restoration Plan	—	—	$2,200	—	$28,461
Supplemental Benefit Plan	—	—	$158	—	$2,049
Leonard J. McGill
Deferred Compensation Plan	—	—	—	—	—
Deferred Compensation Alternative Plan	$14,580	$10,151	$6,627	—	$54,752
2005 Deferred Compensation Plan	—	$2,693	$330	—	$5,744
Benefit Restoration Plan	—	—	$2,666	—	$34,496
Supplemental Benefit Plan	—	—	$1,851	—	$23,945
Christopher J. Braun
Deferred Compensation Plan	—	—	—	—	—
Deferred Compensation Alternative Plan	$31,933	$22,023	$5,179	—	$45,976
2005 Deferred Compensation Plan	—	$2,463	$350	—	$6,007
Benefit Restoration Plan	—	—	$936	—	$12,109
Supplemental Benefit Plan	—	—	$643	—	$8,322

Potential Payments Upon Termination or Change-in-Control

The employment agreements of our named executive officers include or incorporate change in control agreements. The employment agreements of our named executives other than Elden L. Smith, our CEO also include severance agreements. Mr. Smith serves at the will of the board, which enables us to terminate his employment with discretion as to the terms of any severance arrangement. Boyd R. Plowman, our CFO, is entitled to receive two years’ salary on termination without cause, and each of the other named executives is entitled to receive one year’s salary on termination without cause. Additionally, all officers with agreements would be entitled to group insurance benefits during the period of severance payments, and all of the officers’ unvested stock options would immediately become fully vested.

The change in control agreements, which for all officers other than Mr. Plowman are incorporated into the employment agreements, generally provide for additional benefits for our officers in connection with a change in control of the company. Under these agreements, a change in control is generally defined as circumstances under which either a third party or group acquires more than 25% of our voting stock, or certain mergers or other business combinations approved by shareholders, or the replacement of a majority of our board of directors. The named executive officers have a change in control agreement or change in control language in their employment agreements that provides for two times the officer’s annual compensation. Additionally, in the event of a change in control, the officer (including his or her family) would be entitled to group insurance benefits for up to two years, the immediate vesting of all unvested stock options and an excise tax restoration payment, if necessary.

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive’s employment had terminated on April 29, 2007, given the named executive’s compensation and service levels as of such date and, if applicable, based on the company’s closing stock price on April 27, 2007 the last business day of the year. These benefits are in addition to benefits available generally to other salaried employees, such as distributions under the Fleetwood 401(k) savings plan, subsidized retiree medical benefits, disability benefits and accrued vacation pay. Because it is unlikely that any of the named executives would be affected by a plant closing, disposition or layoff, this presentation does not reflect benefits that may be available in such situations under company plans and arrangements.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age.

The following tables describe payments and other benefits that would be provided to our named executive officers under the specified circumstances upon a change-in-control of the company or their termination. For further discussion, see Compensation Discussion and Analysis—Other Elements—Employment and Severance Agreements, on page 24.

Elden L. Smith

The following table describes the potential payments to Mr. Smith upon termination of employment or a change in control as of April 29, 2007.

		Involuntary Termination		Change-in-Control
Executive Payments and Benefits upon Termination	Retirement(1)	For Cause	Without Cause / Good Reason	Without Termination	With Termination without Cause /Good Reason	Death	Disability
Compensation:
Severance(2)	—	—	—	—	$2,357,925	—	—
Annual Incentives(3)
2007 Individual Bonus	$106,700	—	—	—	—	$106,700	$106,700
2007 Profit Bonus	—	—	—	—	—	—	—
Long-term Incentives
Accelerated Vesting of Stock Options(4)(5)	$465,906	—	$465,906	$465,906	$465,906	$465,906	$155,302
Vested Stock Options(4)(6)	—	—	—	—	—	—	—
Accelerated vesting of RSUs	—	—	—	—	—	—	—
Vested RSUs	—	—	—	—	—	—	—
Deferred Compensation Plan(7)	$1,173,250	$1,173,250	$1,173,250	$1,173,250	$1,173,250	$1,173,250	$1,173,250
Other:
Deferred Compensation Alternative Plan	$187,218	$187,218	$187,218	$187,218	$187,218	$187,218	$187,218
2005 Deferred Compensation Plan	$23,379	$23,379	$23,379	$23,379	$23,379	$23,379	$23,379
Frozen Supplemental Executive Retirement Plans(8)	$1,638,904	1,638,904	1,638,904	1,638,904	1,638,904	1,638,904	1,638,904
Benefit Continuation	—	—	—	—	—	—	—
Total	$3,595,357	$3,022,751	$3,488,657	$3,488,657	$5,846,582	$3,595,357	$3,284,753

(1)             As of April 29, 2007, Mr. Smith had qualified for normal retirement.

(2)             Severance upon a change in control for Mr. Smith equals two times his base salary plus the incentive bonus paid to him during the previous 12 months.

(3)             Represents the pro rata portion of the executive’s annual individual and profit bonuses.

(4)             Represents the intrinsic value of stock options based on the company’s closing stock price of $8.63 per share on April 27, 2007, the last trading day of fiscal year 2007.

(5)             The 1992 Stock-Based Incentive Compensation Plan and related agreement provide for acceleration of unvested options in the event of a change-in-control of the company, retirement, death or disability.

(6)             Options granted under the 1992 Stock-Based Incentive Compensation Plan are exercisable within: 90 days of termination without cause; three years for retirement; two years for early retirement and one year for death or disability.

(7)             This plan was frozen as of December 31, 2004. This amount reflects balances Mr. Smith earned during his previous employment with us, plus accrued interest. See Nonqualified Deferred Compensation for Fiscal Year 2007—“Frozen” and Suspended Non-qualified Benefit Plans above on page 35.

(8)             Includes balances from the Benefit Restoration Plan and the Supplemental Benefit Plan that were frozen as of December 31, 2004. This amount reflects balances Mr. Smith earned during his previous employment with us plus accrued interest. See Nonqualified Deferred Compensation for Fiscal Year 2007—“Frozen” and Suspended Non-qualified Benefit Plans above on page 35.

Boyd R. Plowman

The following table describes the potential payments for Mr. Plowman upon termination of employment or a change in control as of April 29, 2007.

		Involuntary Termination		Change-in-Control
Executive Payments and Benefits upon Termination	Early Retirement(1)	For Cause	Without Cause / Good Reason	Without Termination	With Termination Without Cause /Good Reason	Death	Disability
Compensation:
Severance(2)	—	—	$1,437,589	—	$2,875,178	—	—
Tax Gross-Up	—	—	—	—	$1,340,967	—	—
Annual Incentives(3)
2007 Individual Bonus	$35,455	—	—	—	—	$35,455	$35,455
2007 Profit Bonus	—	—	—	—	—	—	—
Long-term Incentives
Accelerated Vesting of Stock Options(4)(5)	$111,408	—	$167,112	$167,112	$167,112	$167,112	$55,705
Vested Stock Options(4)(6)	$555,204	—	$555,204	$555,204	$555,204	$555,204	$555,204
Accelerated vesting of RSUs	—	—	—	—	—	—	—
Vested RSUs	—	—	—	—	—	—	—
Other:
Deferred Compensation Alternative Plan	$261,395	$261,395	$261,395	$261,395	$261,395	$261,395	$261,395
2005 Deferred Compensation Plan	$11,368	$11,368	$11,368	$11,368	$11,368	$11,368	$11,368
Frozen Supplemental Executive Retirement Plans(7)	$667,912	$667,912	$667,912	$667,912	$667,912	$667,912	$667,912
Benefit Continuation	—	—	$23,744	—	$23,744	—	—
Total	$1,642,742	$940,675	$3,124,324	$1,662,991	$5,902,880	$1,698,446	$1,587,039

(1)             As of April 29, 2007, Mr. Plowman qualified for early retirement. Early retirement is defined as termination from the company after reaching age 55 and either (a) the age plus years of service equals at least 70 if there was no break in employment or (b) the age plus years of service equals at least 75 if there was a break in service.

(2)             Mr. Plowman is entitled to receive two years’ salary, based on his earnings during the previous 24 months, which includes his base salary and bonuses. Upon a change in control, Mr. Plowman receives an additional two years’ salary based on his earnings during the previous 24 months, which includes base salary and bonuses.

(3)             Represents the pro rata portion of the executive’s annual individual and profit bonuses.

(4)             Represents the intrinsic value of stock options based on the company’s closing stock price of $8.63 per share on April 27, 2007, the last trading day of fiscal year 2007.

(5)             The 1992 Stock-Based Incentive Compensation Plan and related agreement provide for acceleration of unvested options in the event of a change-in-control of the company, retirement, death or disability.

(6)             Options granted under the 1992 Stock-Based Incentive Compensation Plan are exercisable within: 90 days of termination without cause; three years for retirement; two years for early retirement and one year for death or disability.

(7)             Includes balances plus interest from the Benefit Restoration Plan and the Supplemental Benefit Plan that were frozen as of December 31, 2004. See Nonqualified Deferred Compensation for Fiscal Year 2007—“Frozen” and Suspended Non-qualified Benefit Plans above on page 35.

Charles E. Lott

The following table describes the potential payments to Mr. Lott upon termination of employment or a change in control as of April 29, 2007.

		Involuntary Termination		Change-in-Control
Executive Payments and Benefits upon Termination	Early Retirement(1)	For Cause	Without Cause / Good Reason	Without Termination	With Termination without Cause /Good Reason	Death	Disability
Compensation:
Severance(2)	—	—	$599,913	—	$1,199,826	—	—
Annual Incentives(3)
2007 Individual Bonus	$29,400	—	—	—	—	$29,400	$29,400
2007 Profit Bonus	—	—	—	—	—	—	—
Long-term Incentives
Accelerated Vesting of Stock Options(4)(5)	$57,751	—	$85,275	$85,275	$85,275	$85,275	$29,326
Vested Stock Options(4)(6)	$5,408	—	$5,408	$5,408	$5,408	$5,408	$5,408
Accelerated vesting of RSUs	—	—	—	—	—	—	—
Vested RSUs	—	—	—	—	—	—	—
Other:
Deferred Compensation Alternative Plan	—	—	—	—	—	—	—
2005 Deferred Compensation Plan	$9,406	$9,406	$9,406	$9,406	$9,406	$9,406	$9,406
Frozen Supplemental Executive Retirement Plans(7)	—	—	—	—	—	—	—
Benefit Continuation	—	—	—	—	—	—	—
Total	$101,965	$9,406	$700,002	$100,089	$1,299,915	$129,489	$73,540

(1)             As of April 29, 2007, Mr. Lott met the early retirement qualifications as defined in footnote (1) to Mr. Plowman’s table.

(2)             Severance upon a qualified termination for Mr. Lott equals one times his base salary plus the incentive bonus he received during the previous 12 months, and an additional 12 months upon a change in control.

(3)             Represents the pro rata portion of the executive’s annual individual and profit bonuses.

(4)             Represents the intrinsic value of stock options based on the company’s closing stock price of $8.63 per share on April 27, 2007, the last trading day of fiscal year 2007.

(5)             The 1992 Stock-Based Incentive Compensation Plan and related agreement provide for acceleration of unvested options in the event of a change-in-control of the company, retirement, death or disability.

(6)             Options granted under the 1992 Stock-Based Incentive Compensation Plan are exercisable within: 90 days of termination without cause; three years for retirement; two years for early retirement and one year for death or disability.

(7)             Includes balances plus interest from the Benefit Restoration Plan and the Supplemental Benefit Plan that were frozen as of December 31, 2004. See Nonqualified Deferred Compensation for Fiscal Year 2007—“Frozen” and Suspended Non-qualified Benefit Plans above on page 35.

Paul C. Eskritt

The following table describes the potential payments to Mr. Eskritt upon termination of employment or a change in control as of April 29, 2007.

		Involuntary Termination		Change-in-Control
Executive Payments and Benefits upon Termination	Early Retirement(1)	For Cause	Without Cause / Good Reason	Without Termination	With Termination without Cause /Good Reason	Death	Disability
Compensation:
Severance(2)	—	—	$357,097	—	$714,194	—	—
Annual Incentives(3)
2007 Individual Bonus	—	—	—	—	—	$18,800	$18,800
2007 Profit Bonus	—	—	—	—	—	$102,334	$102,334
Long-term Incentives
Accelerated Vesting of Stock Options(4)(5)	—	—	$47,791	$47,791	$47,791	$47,791	$15,931
Vested Stock Options(4)(6)	—	—	$22,945	$22,945	$22,945	$22,945	$22,945
Accelerated vesting of RSUs	—	—	—	—	—	—	—
Vested RSUs	—	—	—	—	—	—	—
Other:
Deferred Compensation Alternative Plan	—	$75,955	$75,955	$75,955	$75,955	$75,955	$75,955
2005 Deferred Compensation Plan	—	$1,668	$1,668	$1,668	$1,668	$1,668	$1,668
Frozen Supplemental Executive Retirement Plans(7)	—	$30,510	$30,510	$30,510	$30,510	$30,510	$30,510
Benefit Continuation	—	—	—	—	—	—	—
Total		$108,133	$535,966	$178,869	$893,063	$300,003	$268,143

(1)             As of April 29, 2007, Mr. Eskritt did not meet the early retirement qualifications as defined in footnote (1) to Mr. Plowman’s table.

(2)             Severance upon a qualified termination for Mr. Eskritt equals one times his base salary plus the incentive bonus he received during the previous 12 months, and an additional 12 months upon a change in control.

(3)             Represents the pro rata portion of the executive’s annual individual and profit bonuses.

(4)             Represents the intrinsic value of stock options based on the company’s closing stock price of $8.63 per share on April 27, 2007, the last trading day of fiscal year 2007.

(5)             The 1992 Stock-Based Incentive Compensation Plan and related agreement provide for acceleration of unvested options in the event of a change-in-control of the company, retirement, death or disability.

(6)             Options granted under the 1992 Stock-Based Incentive Compensation Plan are exercisable within: 90 days of termination without cause; three years for retirement; two years for early retirement and one year for death or disability.

(7)             Includes balances plus interest from the Benefit Restoration Plan and the Supplemental Benefit Plan that were frozen as of December 31, 2004. See Nonqualified Deferred Compensation for Fiscal Year 2007—“Frozen” and Suspended Non-qualified Benefit Plans above on page 35.

Leonard J. McGill

The following table describes the potential payments upon termination of employment or a change in control as of April 29, 2007.

		Involuntary Termination		Change-in-Control
Executive Payments and Benefits upon Termination	Early Retirement(1)	For Cause	Without Cause / Good Reason	Without Termination	With Termination without Cause /Good Reason	Death	Disability
Compensation:
Severance(2)	—	—	$436,201	—	$872,402	—	—
Annual Incentives(3)
2007 Individual Bonus	—	—	—	—	—	$17,200	$17,200
2007 Profit Bonus	—	—	—	—	—	—	—
Long-term Incentives
Accelerated Vesting of Stock Options(4)(5)	—	—	$62,010	$62,010	$62,010	$62,010	$20,670
Vested Stock Options(4)(6)	—	—	$151,190	$151,190	$151,190	$151,190	$151,190
Accelerated vesting of RSUs	—	—	—	—	—	—	—
Vested RSUs	—	—	—	—	—	—	—
Other:
Deferred Compensation Alternative Plan	—	$54,752	$54,752	$54,752	$54,752	$54,752	$54,752
2005 Deferred Compensation Plan	—	$5,744	$5,744	$5,744	$5,744	$5,744	$5,744
Frozen Supplemental Executive Retirement Plans(7)	—	$58,441	$58,441	$58,441	$58,441	$58,441	$58,441
Benefit Continuation	—	—	—	—	—	—	—
Total		$118,037	$768,338	$332,137	$1,204,539	$349,337	$307,997

(1)             As of April 29, 2007, Mr. McGill did not meet the early retirement qualifications as defined in footnote (1) to Mr. Plowman’s table.

(2)             Severance upon a qualified termination for Mr. McGill equals one times his base salary plus the incentive bonus he received during the previous 12 months, and an additional 12 months upon a change in control.

(3)             Represents the pro rata portion of the executive’s annual individual and profit bonuses.

(4)             Represents the intrinsic value of stock options based on the company’s closing stock price of $8.63 per share on April 27, 2007, the last trading day of fiscal year 2007.

(5)             The 1992 Stock-Based Incentive Compensation Plan and related agreement provide for acceleration of unvested options in the event of a change-in-control of the company, retirement, death or disability.

(6)             Options granted under the 1992 Stock-Based Incentive Compensation Plan are exercisable within: 90 days of termination without cause; three years for retirement; two years for early retirement and one year for death or disability.

(7)             Includes balances plus interest from the Benefit Restoration Plan and the Supplemental Benefit Plan that were frozen as of December 31, 2004. See Nonqualified Deferred Compensation for Fiscal Year 2007—“Frozen” and Suspended Non-qualified Benefit Plans above on page 35.

Christopher J. Braun

The following table describes the payments made to Christopher J. Braun as a result of his termination on January 4, 2007.

Involuntary Termination
Executive Payments and Benefits Upon Termination	Without Cause/Good Reason
Compensation:
Severance(1)	$466,332
Long-term Incentives
Vested Stock Options	$18,309
Accelerated Stock Options(2)	$59,393
Other:
Deferred Compensation Alternative Plan	$45,976
2005 Deferred Compensation	$6,007
Frozen Supplemental Executive Retirement Plans(3)	$20,431
Total	$616,448

(1)          Represents one times Mr. Braun’s average base plus bonus over the previous 12 months before his termination. Does not include accrued vacation pay of $67,847.

(2)          Options granted under the 1992 Stock-Based Incentive Compensation Plan are exercisable within 90 days of termination without cause. Mr. Braun exercised his options on January 17, 2007. $59,393 reflects the intrinsic value amount he realized when he exercised the options that were accelerated on his termination.

(3)          Includes balances plus interest from the Benefit Restoration Plan and the Supplemental Benefit Plan that were frozen as of December 31, 2004. See Nonqualified Deferred Compensation for Fiscal Year 2007—“Frozen” and Suspended Non-qualified Benefit Plans above on page 35. These amounts will be paid to Mr. Braun in January 2008.

Non-management Directors Compensation for Fiscal Year 2007

The current compensation and benefit program for non-management directors has been in effect since 2003, and is designed to achieve the following goals:

•       compensation should fairly pay directors for work required for a company of our size and scope;

•       compensation should align directors’ interests with the long-term interests of shareholders; and

•       the structure of the compensation should be simple, transparent and easy for shareholders to understand.

We pay all members of the board of directors who are not our employees $30,000 per year, payable quarterly, as compensation for their service as directors. We pay the chairman of the board $100,000 per year, payable quarterly. In addition, we pay non-employee directors an attendance fee of $2,000 per board meeting attended in person and $1,000 per telephonic meeting. We pay the chair of each Committee a fee of $2,000 per Committee meeting attended in person and $1,000 per telephone conference, payable quarterly. We pay non-employee directors a fee of $1,000 for in-person attendance and $500 for attendance via telephone conference for each Committee meeting. We pay the chair of the audit Committee $5,000 per year and we pay other members of the audit Committee $2,000 per year, in each case in addition to their regular director and Committee fees. We reimburse our directors for reasonable expenses they incur in connection with their attendance at the board and Committee meetings.

Under our 1992 Non-Employee Director Stock Option Plan, non-employee directors serving after each annual meeting of shareholders have automatically received options to purchase shares of our common stock at exercise prices equal to the market value of the underlying shares of common stock on the date of grant, which is the first business day following the annual meeting. The number of options included in the award is the number, rounded to the nearest hundred, equal to $50,000 divided by the value of the exercise price of each option at the grant date. The fair value of each option is determined using the Black-Scholes formula for stock option valuations. The options expire 10 years after the date of grant or three years after service as a director, whichever occurs earlier. Option grants vest immediately. Option grants are made to newly appointed directors on a prorated basis as of the date of their appointment.

All current directors except Mr. Smith received options under this plan during fiscal 2007. Because the current plan did not contain sufficient shares to award directors the full $50,000 in value in options during 2007, directors (excluding Mr. Smith) received a pro rata grant of the number that could be issued under the plan until the plan is exhausted, and therefore the value of stock options actually granted to each director in fiscal 2007 was $11,516. The table below reflects various elements of non-management directors’ compensation described above. Mr. Smith, who is also a named executive officer, does not receive any compensation for service as a director.

We recently reevaluated the amount and nature of our director compensation during calendar year 2007. Consistent with our previous practice, we anticipate that we will continue to issue to directors $50,000 in equity during fiscal year 2008.

In June 2007, our board amended our Corporate Governance Guidelines to require our directors to own least $60,000 worth of our common stock. Directors have three years to attain this ownership threshold.

Non-management Director Compensation for Fiscal 2007

Name	Fees Earned or Paid in Cash(1)	Option Awards(2) ($)	Total ($)
Paul D. Borghesani	$50,500	$11,516	$62,016
Loren K. Carroll	$50,000	$11,516	$61,516
Margaret S. Dano	$51,000	$11,516	$62,516
James L. Doti, Ph.D.	$52,000	$11,516	$63,516
David S. Engelman	$60,500	$11,516	$72,016
J. Michael Hagan	$54,000	$11,516	$65,516
Douglas M. Lawson, Ph.D.	$46,000	$11,516	$57,516
John T. Montford	$48,000	$11,516	$59,516
Thomas B. Pitcher	$119,500	$11,516	$131,016
Daniel D. Villanueva	$52,000	$11,516	$63,516

(1)          This column reports the amount of cash compensation paid in fiscal year 2007 for board and Committee service.

(2)          This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options previously granted to directors. We calculated fair value of stock options using the Black-Scholes value on the grant date in accordance with SFAS 123(R). For additional information on the valuation assumptions, refer to Note 2 to our financial statements in the Annual Report on Form 10-K for the year ended April 29, 2007. These amounts reflect our accounting valuation and do not correspond to the actual value, if any, that directors will ultimately realize.

At April 29, 2007, the aggregate number of options outstanding for each director was as follows: Mr. Borghesani, 35,288; Mr. Carroll, 39,288; Ms. Dano, 33,600; Dr. Doti, 43,600; Mr. Engelman, 39,288; Mr. Hagan, 25,600; Dr. Lawson, 33,400; Mr. Montford, 34,487; Mr. Pitcher, 42,137; and Mr. Villanueva, 21,600.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is composed of J. Michael Hagan, Chairman, Dr. Douglas M. Lawson, John T. Montford and Daniel D. Villanueva. None of the members of the Compensation Committee:

•       was, during the fiscal year, an officer or employee of the company or its subsidiaries;

•       was formerly an officer or employee of the company or its subsidiaries; or

•       had any relationship requiring disclosure under applicable SEC rules under the heading Certain Relationships and Related Transactions in this proxy statement.

None of our executive officers served as a director or a member of a Compensation Committee of any entity whose executive officers or directors served as a director or on our Compensation Committee.

Report of the Audit Committee

The Audit Committee reviews our financial reporting process on behalf of the board of directors, and monitors the integrity of the company’s financial statements, financial reporting processes and systems of internal controls regarding finance, accounting and legal compliance. Management has the primary responsibility for the company’s internal controls over financial reporting and for the preparation of the financial statements and the reporting process. Our independent auditors are responsible for expressing an opinion on whether our audited financial statements are fairly presented in accordance with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and Ernst & Young LLP, our independent auditors. The Audit Committee has discussed with Ernst & Young the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent auditors their independence from us and our management. Further, the Audit Committee considers whether the independent auditor’s provision of non-audit services to us would be compatible with the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended April 29, 2007, for filing with the SEC.

Submitted by the Fleetwood Enterprises, Inc. Audit Committee:

David S. Engelman, Chairman

Paul D. Borghesani

Margaret S. Dano

Dr. James L. Doti

Thomas B. Pitcher

APPROVAL OF THE 2007 STOCK INCENTIVE PLAN
(Proposal No. 2)

Proposal Summary

We believe that our long-term interests are best advanced by aligning the interests of our key employees and non-employee directors with the interests of our shareholders. Therefore, to attract, retain and motivate key employees, officers and non-employee directors of exceptional ability, and in recognition of the significant contributions to the performance and growth of the company and its subsidiaries made by these individuals, on June 12, 2007, the board of directors adopted, subject to shareholder approval, the Fleetwood Enterprises, Inc. 2007 Stock Incentive Plan. Approval of the plan will permit the company to continue to use stock-based compensation to align shareholder and employee interests and to motivate employees, officers and non-employee directors.

The plan enables the Compensation Committee to award incentive and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, any of which may be performance-based, with vesting and other award provisions that provide effective incentives to company employees, officers and non-employee directors and alignment of shareholder, management and director interests.

A complete copy of the plan is attached as Exhibit A. You are urged to read this entire proposal and the complete plan document. Currently our equity-based compensation programs are administered under the 1992 Stock-Based Incentive Compensation Plan and the 1992 Non-Employee Director Stock Option Plan (referred to here as the “Prior Plans”). This Proposal 2 seeks shareholder approval of a new equity-based compensation plan. If approved, the new plan will replace the Prior Plans and will become the sole plan for providing equity-based incentive compensation to eligible employees and non-employee directors. As described in more detail below, if shareholders approve the new plan, the shares that remain available for grant under the Prior Plans will be assumed by the new plan. No further awards will be granted under the Prior Plans from and after the date of shareholder approval of the new plan.

The board of directors unanimously recommends voting “for” this proposal.

The following is a list of some of the plan features that the board of directors believes are consistent with the interests of shareholders and sound corporate governance practices.

•       Option Exercise Prices Must Not Be Lower than Fair Market Value.   The plan prohibits granting options or stock appreciation rights with exercise prices lower than the fair-market value of underlying shares on the grant date, except in connection with substitute or replacement awards made in connection with a merger or other corporate acquisition.

•       No Repricings Without Shareholder Approval.   Other than in connection with a stock-split, reverse stock-split or similar change in the number of outstanding shares, the plan prohibits the repricing of stock options and stock appreciation rights without the approval of shareholders. This provision applies to both direct repricings (lowering the exercise price or strike price of a stock option or stock appreciation right) as well as indirect repricings (canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price).

•       Limited Ability to Grant Full-Value (i.e., Non-Option) Awards.   The number of shares that may be issued during the term of the plan under “full-value awards” (meaning awards that are other than stock options and SARs), is limited under the plan by operation of the share formula in which full-value awards count on a 1.67-for-1 basis against the pool of shares available for issuance under the plan. We intend for this formula-based limitation to allow us to grant the number of full-value awards that the board of directors believes are necessary to remain competitive. The board of directors also believes that the use of this formula-based limitation, as opposed to the specific limit on full-value awards under the current plan, will provide it with added flexibility in determining the mix of option and full-value awards that the board of directors believes is necessary to adapt to changing equity grant practices in our industry.

•       Vesting Restrictions on Restricted Stock and Restricted Stock Units (RSUs).   Grants of restricted stock and RSUs that are not performance-based must have vesting periods over at least three years, except in cases of a change in control or a participant’s death, disability or retirement. If the awards are performance-based, then performance must be measured over a period of at least one year.

•       Limited Grants of Awards to Non-Employee Directors.   Under the plan, we initially may grant no more than $100,000 in value of shares to non-employee directors upon their first election to the board and no more than $50,000 in value of shares per year for service on the board. These limits may be doubled commencing in our 2009 fiscal year if the board determines that such an increase is recommended based upon corporate performance and best practices of peer companies. The board’s current compensation program for non-employee directors provides for grants of $50,000 per year in stock options for service on the board. See Director Compensation below.

•       No “Recycling” of Shares from Exercised Awards.   Shares retained by or delivered to us to pay the exercise price or withholding taxes in connection with the exercise of an outstanding stock option or stock appreciation right, unissued shares resulting from the settlement of stock appreciation rights in stock and shares we purchase in the open market do not become available for issuance as future awards under the plan.

Section 162(m) of the Code.   The board of directors believes that it is in the best interests of the company and its shareholders to continue to provide for an equity incentive plan under which equity-based compensation awards made to the company’s named executive officers (other than the chief financial officer) can qualify for deductibility by the company for federal income tax purposes. Accordingly, the plan has been structured in a manner such that awards under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). In general, under Section 162(m), in order for us to be able to deduct compensation in excess of $1 million paid in any one year to our named executive officers listed on page 28 (other than the chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the company’s shareholders. For purposes of Section 162(m) the material terms include:

•       the employees eligible to receive compensation,

•       a description of the business criteria on which the performance goal be based and

•       the maximum amount of compensation that can be paid to an employee under the performance goal.

With respect to awards under the plan, each of these aspects is discussed below, and shareholder approval of the plan is intended to constitute approval of each of these aspects of the plan for purposes of the approval requirements of Section 162(m).

In summary, the board of directors believes that shareholder approval of this Proposal 2 is necessary to remain competitive in our industry and that the proposal is consistent with the company’s compensation policy for senior management and employees. Accordingly, the board of directors unanimously recommends that shareholders vote “FOR” this proposal.

A summary of the proposed plan follows.

Background and Purpose of the Plan

Our board of directors adopted the plan on June 12, 2007, subject to approval by shareholders at the 2007 annual meeting. If approved by shareholders, the plan will replace our existing 1992 Stock-Based Incentive Compensation Plan and the 1992 Non-Employee Director Stock Options Plan, which are the only other equity plans we have currently in effect. See Stock Subject to Plan below. If the 2007 plan is approved by shareholders, all of the company’s Prior Plans will be frozen, and awards will no longer be made under those other plans.

The purpose of the plan is to provide directors, officers and employees with incentives for the future performance of services that are linked to the profitability of the company’s businesses and to the interests of its shareholders. The plan is also intended to encourage officers, employees, non-employee directors and individual consultants to own company stock, so that they may establish or increase their proprietary interest in the company and align their interests with the interests of the shareholders.

Description of Principal Features of the Plan

The following description of the plan is not intended to be complete and is qualified in its entirety by the complete text of the plan, which is attached to this proxy statement as Exhibit A. The proposed plan is substantially similar to the company’s existing equity-based incentive compensation plans, although it reflects the enhancements described above as well as changes to conform provisions with new accounting rules and tax laws. Shareholders are urged to read the plan in its entirety. Any capitalized terms that are used in this summary description but are not defined here or elsewhere in this proxy statement have the meanings assigned to them in the plan.

Types of Awards Under the Plan.   The plan allows the following types of awards:

•       Stock options (both incentive stock options (ISOs) and “non-qualified” stock options);

•       Stock appreciation rights (SARs), alone or in conjunction with stock options;

•       Shares of restricted stock and restricted stock units (RSUs); and

•       Incentive bonuses.

Administration.   The plan is administered by the Compensation Committee of the board of directors. Members of the Compensation Committee may be replaced by the board of directors. The Committee has broad authority, subject to the provisions of the plan, to administer and interpret the plan, including, without limitation, the authority to:

•       prescribe, amend and rescind rules and regulations relating to the plan and to define terms not otherwise defined in the plan;

•       determine which persons are plan participants, to which of such participants awards will be granted and the timing of any such awards;

•       grant awards and determine the terms and conditions of those grants, including the number of shares subject to awards and the exercise or purchase price of such shares and the circumstances under which awards become exercisable or vested or are forfeited or expire;

•       establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any award;

•       prescribe and amend the terms of the agreements or other documents evidencing awards;

•       determine whether, and the extent to which, adjustments are required in relation to changes in the company’s capitalization, such as stock-splits, reverse stock-splits or dividends;

•       interpret and construe the plan, any rules and regulations under the plan and the terms and conditions of any award, and to make exceptions to any such provisions in good faith in extraordinary circumstances; and

•       make all other determinations deemed necessary or advisable for the administration of the plan.

All decisions and actions of the Committee are final. Subject to certain limitations, the Committee may not delegate the administration of the plan to officers, but the plan permits the company’s board of directors to exercise the Committee’s powers, other than with respect to matters required by law to be determined by the Committee. The Committee does not have the authority to reduce the exercise price for any stock option or stock appreciation right by repricing or replacing that stock option or stock appreciation right unless the company has obtained the prior consent of its shareholders.

Stock Subject to Plan.   The maximum number of shares that may be issued under the plan is equal to 5,000,000, plus (a) any shares that remain available for issuance under the Prior Plans as of September 11, 2007, and (b) any awards under the Prior Plans that remain outstanding as of September 11, 2007, and that on or after September 11, 2007 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable shares). As of July 25, 2007, a total of 1,264,806 shares remained available for awards under the Prior Plans, and a total of 4,275,154 shares were subject to outstanding awards (4,079,106 were stock options and 196,048 were full-value awards) under the Prior Plans. Of the 4,079,106 shares subject to outstanding option awards, the weighted average remaining contractual term was 5.83 years with a weighted average exercise price of $12.78. The weighted average grant date fair value for the full-value awards was $8.76. The board believes, based on the recommendation of the Compensation Committee, that approximately 3,000,000 of the shares proposed to be issuable under the plan is necessary to satisfy projected grants under the plan for the next three years.

As described above, the proposed plan provides that each share issued under awards other than options or stock appreciation rights (“full-value awards”) will count against the number of shares available under the plan as 1.67 shares. Shares issued under options or stock appreciation rights count against the shares available under the plan as 1 share. The board believes that this formula-based limit will allow for the issuance of a sufficient number of full-value awards to satisfy projected grant needs of restricted stock units and other full-value awards, while providing the flexibility to change the mix of option and full-value awards to the extent the board of directors determines a different mix than currently provided is in the best interests of the company and shareholders.

Shares of common stock issued under the plan may be either authorized and unissued shares or previously issued shares acquired by the company. On termination or expiration of an unexercised option, SAR or other stock-based award under the plan (including cancelled or otherwise terminated options under the plans that were integrated into the plan), in whole or in part, the number of shares of common stock subject to such award again become available for grant under the plan. Any shares of restricted stock forfeited as described below will become available for grant. The plan provides that shares retained by or delivered to us to pay the exercise price or withholding taxes in connection with the exercise of an outstanding stock option, unissued shares resulting from the settlement of stock appreciation rights in stock and shares we purchase in the open market do not become available for issuance as future awards under the plan. Under the plan, no single participant may be granted stock options and SARs covering more than 900,000 shares of common stock in any fiscal year, and no more than 450,000 shares of restricted stock or restricted stock units may be granted to any participant in any fiscal year. The maximum number of shares of common stock that may be issued pursuant to stock options intended to be incentive stock options is 5,000,000 shares. The maximum amount payable pursuant to that portion of an incentive bonus granted in any calendar year to any participant under the plan that is intended to satisfy the requirements for Qualified Performance Based Awards shall not exceed $3,250,000.

In the event of any change in capitalization of the company, such as a stock split, corporate transaction, merger, consolidation, separation, spin off, or other distribution of stock or property of the company, any reorganization, any partial or complete liquidation of the company or any extraordinary cash or stock dividend, the Committee or board will make appropriate substitutions or adjustments in the aggregate number and kind of shares reserved for issuance under the plan, in the share limitations for awards set forth in the plan and in the number of shares subject to and exercise price of outstanding awards, or will make such other equitable substitution or adjustments as it may determine to be appropriate.

Eligibility.   Only employees (including officers) and non-employee directors are eligible for grants under the plan. The board has identified these classes of individuals as those whose services are linked most directly to the profitability of our businesses and to the interests of our shareholders. In determining the persons to whom grants will be awarded and the number of shares to be covered by each grant, the Compensation Committee may take into account, among other things, the duties of the respective persons, their present and potential contributions to the success of the company and such other factors as the Committee deems relevant in connection with accomplishing the purpose of the plan. Although essentially all of our approximately 9,000 employees would be eligible to participate in the plan, provided the participants continue to be associated with the company or its subsidiaries or affiliates, we have generally limited eligibility for stock option awards under our existing plan to approximately 70 senior managers. Because awards are established at the discretion of the Committee subject to the limits described above, the number of shares that may be granted to any participant under the plan cannot be determined.

Non-Employee Director Grants.   Grants to non-employee directors are subject to strict limitations specified in the plan. The plan provides for a non-employee director to receive an award of not more than $100,000 in value of shares upon his or her initial appointment to the board, and an award of not more than $50,000 in value of shares per year for service on the board. “Year” for this purpose meaning the director’s term following election at the annual shareholders’ meeting. These limits may be doubled commencing in our 2009 fiscal year if the board determines that such an increase is recommended based upon corporate performance and best practices of peer companies. The current non-employee director compensation program provides for $50,000 per year in value of stock options for service under the annual grant provision. The annual grants are made shortly after the shareholders’ meeting or, in cases where a new director is elected by the board between shareholders’ meetings, either upon or promptly after the new director joins the board.

Terms and Conditions of Stock Options.   Stock options granted to participants may be granted alone or in addition to other awards granted under the plan and may be of two types: (a) incentive stock options within the meaning of Section 422 of the Internal Revenue Code or (b) non-qualified stock options, which are not intended to be incentive stock options. All stock options granted under the plan will be evidenced by a written agreement between the company and the participant. Each agreement will provide, among other things, whether it is intended to be an agreement for an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option, which may not exceed 10 years, and other terms and conditions.

Subject to the express provisions of the plan, options generally may be exercised over such period, in installments or otherwise, as the Committee may determine. If the Committee provides that any stock option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as it, in its sole discretion, deems appropriate, and the Committee may at any time accelerate the exercisability of any stock option.

The exercise price for any stock option granted may not be less than the fair market value of the common stock subject to that option on the grant date. There is one exception to this requirement. This exception allows the exercise price per share with respect to an option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity to be less than 100% of the fair market value on the grant date if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price may be paid in shares, cash or a combination thereof, as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares and withholding of shares deliverable upon exercise.

Options granted under the plan may not be transferred except by will or by the laws of descent and distribution, a qualified domestic relations order, or in certain cases to family members or a trust or partnership solely for the benefit of a family member for estate planning purposes.

Following termination of employment, unvested options will immediately terminate and vested options will generally remain exercisable for 90 days, except if the termination is the result of the option holder’s death or disability, in which cases vested options can be exercised for one year, or qualifying retirement, in which case vested options can be exercised for three years, or if the termination is the result of a termination for cause, in which case vested and unvested options will expire upon termination. In all cases, individual option agreements may provide for different terms, and in no case may an option be exercised after the expiration of its term.

The exercise price of any option may be paid in shares, cash or a combination thereof, as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares and withholding of shares deliverable upon exercise.

Terms and Conditions of Stock Appreciation Rights.   Stock Appreciation Rights may be granted alone (“freestanding SARs”) or in conjunction with all or part of a stock option (“tandem SARs”). As of July 25, 2007, the Committee had not granted any SARs. Upon exercising an SAR, the participant is entitled to receive the amount by which the fair market value of the common stock at the time of exercise exceeds the strike price of the SAR. The strike price of a freestanding SAR will be specified in the award agreement and is subject to the same limitations as the exercise price of an option. The strike price of a tandem SAR is the same as the exercise price of the related option. This amount is payable in common stock, cash, or a combination of common stock and cash, at the Committee’s discretion. The other terms and conditions that apply to stock options, including the provisions that apply in the event of a participant’s termination of employment, also generally apply to freestanding SARs.

A participant may exercise a freestanding SAR in the manner determined by the Committee and specified in the award agreement, but may only exercise a tandem SAR if the related stock option is also exercisable. A participant’s tandem SAR will not be exercisable if the participant has already exercised the related stock option, or if that option has terminated. See Terms and Conditions of Stock Options for details. Similarly, once a participant exercises a tandem SAR, the related stock options will no longer be exercisable.

Terms and Conditions of Restricted Stock and RSUs.   A restricted stock award is an award of common shares with restrictions that lapse in installments over a vesting period following the grant date. The plan also allows for restricted stock treated as a performance award, under which the grant, issuance or vesting of an award would be based on satisfaction of pre-established objective performance criteria over a performance period of at least one year. A restricted stock unit, or RSU, provides for the issuance of shares of stock following the vesting date or dates associated with the award.

Shares of restricted stock and RSUs may be awarded either alone or in addition to other awards granted under the plan. The Compensation Committee will determine the eligible individuals to whom grants will be awarded, and the terms and conditions of the grants subject to the limitations contained in the plan.

Grants of restricted stock and RSUs are subject to vesting during a restriction period over at least three years, except in cases of a change in control or the participant’s death, disability or qualifying retirement, and except if the grant, issuance or vesting of restricted stock would be based on satisfaction of pre-established objective performance criteria over a performance period of at least one year.

The continued service of the participant with the company or any of its subsidiaries or affiliates through the vesting date or dates will be a condition of vesting of restricted stock and RSUs, except in the event of a change in control or in connection with the participant’s termination of employment by reason of death, disability, or except in cases of qualified retirement. The conditions for grant or vesting and the other provisions of restricted stock and RSU awards (including any applicable performance goals) need not be the same with respect to each recipient.

The recipient of a restricted stock award will have, with respect to the shares of restricted stock, all of the rights of a shareholder of the company holding the type of shares that are the subject of the restricted stock, including, if applicable, the right to vote the shares and receive any cash dividends (which may be deferred by the Committee and reinvested in additional restricted stock). Holders of RSUs are not entitled to voting rights in the shares of common stock underlying their units until the underlying shares are actually delivered to them under their award agreements. Neither will holders of RSUs have rights to receive dividends or dividend equivalents, unless otherwise provided by the Committee.

Incentive Bonuses.   The plan authorizes the grant of incentive bonuses pursuant to which a participant may be entitled to receive an amount, which may be paid in cash or stock, based on satisfaction of certain criteria. The Committee has discretion to determine the terms of any incentive bonus, including the maximum amount payable (subject to the individual limitations described above), the performance period, which must not be less than one year, the criteria (which may be based on financial performance and/or personal performance evaluations) and level of achievement versus these criteria, the timing of any payment, restrictions on an incentive bonus prior to actual payment, forfeiture provisions, and any other terms and conditions consistent with the plan. The Committee may specify a percentage of the target incentive bonus intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) using the “Quality Performance Criteria” established below.

Performance Goals May Apply to Stock Options, Stock Appreciation Rights, Restricted Stock and RSUs.   The Committee may specify certain performance criteria, which must be satisfied before stock options, stock appreciation rights, restricted stock and RSUs will be granted or will vest.

“Performance goals” means the specific objectives that may be established by the Committee, from time to time, with respect to a grant. These objectives may be based on the attainment of specified levels of one or more of the following measures, applied to either the company as a whole or to a business unit or a subsidiary or division, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, as applicable: cash flow (before or after dividends), earnings per share (including earnings before interest, taxes, depreciation and amortization), stock price, return on equity, total stockholder return, return on capital (including return on total capital or return on invested capital), return on assets or net assets, market capitalization, economic value added, debt leverage (debt to capital), revenue, income or net income, operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, cash from operations, operating ratio, operating revenue, market share, product development or release schedules, new product innovation, product cost reduction through advanced technology, brand recognition/acceptance, product ship targets, cost reductions, customer service, customer satisfaction or the sales of assets or subsidiaries.

Under the plan and to the extent consistent with Section 162(m) of the Code, the Committee (A) may adjust any evaluation of performance under a performance goal to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all determined in accordance with Accounting Principles Board Opinion No. 30 or other applicable or successor accounting provisions, and/or in management’s discussion and analysis of financial condition and results of operations appearing in the company’s annual report to shareholders for the applicable year, and (B) may appropriately adjust any evaluation of performance under a Quality Performance Criteria to exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation, claims, judgments or settlements; (c) the effect of change in tax law or other such law or provisions affecting reported results, (d) accruals for reorganization and restructuring programs and (e) accruals of any amounts for payment under the plan or any other compensation arrangement maintained by the company. Performance goals established by the Committee may be different with respect to different grantees. The Committee has the authority to make equitable adjustments to any performance goal.

With respect to grants made to our named executive officers (other than the chief financial officer), the vesting or payment of which are to be made subject to performance goals, the Committee may design such grants or a portion of them to comply with the applicable provisions of Section 162(m) of the Internal Revenue Code, including, without limitation, those provisions relating to the pre-establishment and certification of those performance goals. With respect to grantees not intended to comply with Section 162(m) officers, performance goals may also include such individual or subjective performance criteria as the Committee may, from time to time, establish. Performance goals applicable to any grant may include a threshold level of performance below which no portion of the grant will become vested or payable, and levels of performance at which specified percentages of such grant will become vested or payable.

Amendment and Termination.   The board of directors has the right to amend, alter, suspend or terminate the plan at any time; provided, however, that, without the approval of stockholders, no amendment may increase the maximum number of shares which may be granted pursuant to awards issued under the plan, permit the grant of stock options with exercise prices below market price in situations other than in connection with changes in the company’s capitalization, reduce the exercise price of outstanding options, extend the term of the plan, change the class of persons eligible to participate in the plan, or increase the limits on grants to individuals of shares underlying SARS or options. In addition, no other amendment or alteration, or any suspension, discontinuation or termination will be made without shareholder approval if the approval is required by applicable law, regulatory requirement or New York Stock Exchange Rules. Further, no such amendment, alteration, suspension, discontinuation or termination can be made, except as required by applicable law or stock exchange or accounting rules, without the consent of a participant if that action would impair the participant’s rights under any award, unless the Committee determines in its sole discretion and prior to the date of any change in control (as defined in the plan) that such amendment or alteration either is required or advisable in order for the company, the plan or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard. If approved by shareholders, unless earlier terminated by the board of directors, the plan will continue in effect until September 10, 2017.

Repricings.   The plan prohibits the repricing of stock options and stock appreciation rights without the approval of shareholders. This provision applies to both direct repricings (lowering the exercise price or strike price of a stock option or stock appreciation right) as well as indirect repricings (canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price or strike price).

New Plan Benefits.   Because benefits under the plan will depend on the Committee’s actions and the fair market value of the common stock at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers and other employees if the plan is approved by shareholders. As of July 25, 2007, the closing price of our common stock was $9.95 per share.

The following tax description is required by SEC regulations:

U.S. Federal Income Tax Consequences.   The following tax discussion is a brief summary of current U.S. federal income tax law applicable to stock options as of July 25, 2007. The discussion is intended solely for general information and does not make specific representations to any option award recipient. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

Stock Options.   The grant of a non-qualified stock option (NSO) is not a taxable event for the optionee and the company obtains no deduction from the grant of the NSO. Upon the exercise of a NSO, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be taxed to the optionee as ordinary income. In general, the company will be entitled to a deduction in the same amount. In general, the optionee’s tax basis in the shares acquired by exercising a NSO is equal to the fair market value of such shares on the date of exercise. Upon a subsequent sale of any such shares in a taxable transaction, the optionee will realize capital gain or loss (long-term or short-term, depending on how long the shares were held before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.

Special rules apply if an optionee pays the exercise price upon exercise of NSOs with previously acquired shares of stock. Such a transaction is treated as a tax-free exchange of the old shares for the same number of new shares. To that extent, the optionee’s basis in a portion of the new shares will be the same as his or her basis in the old shares, and the capital gain holding period runs without interruption from the date when the old shares were acquired. The optionee will be taxed for ordinary income on the amount of the difference between (a) the value of any new shares received and (b) the fair market value of any old shares surrendered plus any cash the optionee pays for the new shares. The optionee’s basis in the additional shares (i.e., the shares acquired upon exercise of the option in excess of the shares surrendered) is equal to the fair market value of such shares on the date the shares were transferred, and the capital gain holding period commences on the same date. The effect of these rules is to defer the date when any gain in the old shares that are used to buy new shares must be recognized for tax purposes. Stated differently, these rules allow an optionee to finance the exercise of a NSO by using shares of stock that he or she already owns, without paying current tax on any unrealized appreciation in those old shares.

In general, no taxable income is realized by an optionee upon the grant of an incentive stock option (ISO). If shares of common stock are issued to a participant pursuant to the exercise of an ISO granted under the plan and the participant does not dispose of such shares within the two-year period after the date of grant or within one year after the receipt of such shares by the participant (a “disqualifying disposition”), then, generally (a) the participant will not realize ordinary income upon exercise and (b) upon sale of such shares, any amount realized in excess of the exercise price paid for the shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an incentive stock option exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.” The company will not be entitled to a deduction if the participant disposes of the shares other than in a disqualifying disposition.

If shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares. In general, the company will be entitled to a deduction generally equal to the amount of the ordinary income recognized by the participant.

Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as a non-qualified stock option as discussed above.

Stock Appreciation Rights.   The grant of a stock appreciation right is generally not a taxable event for a participant. Upon exercise of the stock appreciation right, the participant will generally recognize ordinary income equal to the cash or the fair market value of any shares received. The participant will be subject to income tax withholding at the time when the ordinary income is recognized. The company will generally be entitled to a tax deduction at the same time for the same amount. The participant’s subsequent sale of any shares received upon exercise of a stock appreciation right generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains or losses will be taxable as capital gains (long-term or short-term, depending on how long the shares were held before the sale).

Restricted Stock and Restricted Stock Units.   Grantees of restricted stock or restricted stock units do not recognize income at the time of the grant of such restricted stock or restricted stock units. However, when the restricted stock or restricted stock units vest or are paid, as applicable, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the company will generally receive a corresponding deduction.

A participant could, within 30 days after the date of an award of restricted stock (but not an award of restricted stock units), elect under Section 83(b) of the Code to report compensation income for the tax year in which the award of restricted stock occurs. If the participant makes such an election, the amount of compensation income would be the value of the restricted stock at the time of grant. Any later appreciation in the value of the restricted stock would be treated as capital gain and realized only upon the sale of the stock subject to the award of restricted stock. If, however, restricted stock is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount earlier taken into income. Upon the sale of shares subject to the restricted stock, a participant would realize capital gain (or loss) in the amount of the difference between the sale price and the value of the shares previously reported by the participant as compensation income.

In connection with awards under the plan, the company may withhold from any cash otherwise payable to a participant or require a participant to remit to the company an amount sufficient to satisfy federal, state, local and foreign withholding taxes. Tax withholding obligations could be satisfied by withholding shares to be received upon exercise of an option or stock appreciation right, the vesting of restricted stock, or the payment of a restricted stock unit or performance award unit or by delivery to the company of previously owned shares of common stock subject to certain holding period requirements.

Potential Limitation on Company Deductions.   As described above, Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to awards under the plan, either of their own or when combined with all other types of compensation received by a covered employee from the company, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. The plan is designed to allow grants of awards that are “performance based” within this definition.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 3)

Ernst & Young LLP acted as our independent auditors to audit our books and records for fiscal year 2007, and the Audit Committee has appointed Ernst & Young as our independent registered public accounting firm for fiscal year 2008, subject to ratification by our shareholders.

Our corporate governance guidelines provide that our shareholders will have the opportunity to ratify the appointment of our independent auditors. We amended the guidelines to provide for this opportunity because we believe ratification of the appointment is a good corporate practice and because the audit of our books and records is a matter of importance to our shareholders. If our shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young, but may retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Fleetwood and our shareholders.

Recommendation of the Board

Our board unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for fiscal year 2008.

Information about Our Auditors

The Audit Committee of our board of directors selected the independent registered public accounting firm of Ernst & Young LLP during the second quarter of fiscal year 2007 to serve as our independent auditors for fiscal year 2008. A representative of Ernst & Young will be present at the annual meeting, at which time he will be given an opportunity to make a statement, if desired, and to respond to appropriate shareholder questions.

Audit Fees

Ernst & Young billed us an aggregate of approximately $1,499,171 in fiscal year 2007 and $1,897,097 in fiscal year 2006 for professional services rendered in connection with our annual audit, Sarbanes-Oxley attest services, statutory filings and registration statements.

Audit-Related Fees

Ernst & Young billed us an aggregate of approximately $72,200 in fiscal year 2007 and $72,200 in fiscal year 2006 for services related to assistance with employee benefit plan audits, accounting consultation, compliance with regulatory requirements, and other attest services not required by statute or regulation.

Tax Fees

Ernst & Young did not bill us for services related to tax compliance, tax planning or tax advice in fiscal years 2007 and 2006.

All Other Fees

Ernst & Young did not bill us in fiscal years 2007 and 2006 for services other than those described above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with the SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. In fiscal year 2007, the Audit Committee approved all fees of Ernst & Young.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1.                Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.                Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.                Tax Services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

4.                Other Fees are those associated with services not captured in the other categories. We generally do not request those services from the independent auditor.

Before the engagement, the Audit Committee will pre-approve these services by category of service. The fees are budgeted, and the Audit Committee will require the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee will require specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

ANNUAL REPORTS

We are mailing our annual report for the fiscal year ended April 29, 2007, including the audited financial statements, to shareholders along with the proxy materials. In addition, we file an Annual Report on Form 10-K with the SEC.

Shareholders may obtain copies of the Annual Report on Form 10-K, including financial statements but not the exhibits to it, without charge, by writing to our corporate secretary at the address listed on the front of the proxy statement.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF
PROXY PROPOSALS, NOMINATION OF DIRECTORS
AND OTHER BUSINESS OF SHAREHOLDERS

Shareholder Proposals under SEC Rules

Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2008 annual meeting of shareholders, we must receive the proposal at our principal executive offices at 3125 Myers Street, Riverside, California 92503-5544 by April 10, 2008. The proposal should be sent to the attention of our corporate secretary.

General Rules for Nominating Directors and Introducing Business at an Annual Meeting of Shareholders

Under our bylaws, and as permitted by the rules of the SEC, a shareholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders. In addition, shareholders who wish to nominate a candidate for director must follow the detailed procedures outlined in our Policies on Director Nominations and Communications by Interested Parties, which are posted at the Corporate Governance page of our website, at http://ir.fleetwood.com, and are summarized below. Under our bylaws, the shareholder must:

•       be a shareholder of record at the time of giving the notice described below;

•       be entitled to vote at the meeting for the election of directors or the proposed item of business; and

•       comply with the notice procedures described below.

These procedures provide that nominations for director or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing to Leonard J. McGill, Corporate Secretary, Fleetwood Enterprises, Inc., 3125 Myers Street, P.O. Box 7638, Riverside, California 92513-7638. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2008 annual meeting not less than 45 days nor more than 75 days before the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of shareholders. If the date of annual meeting is advanced more than 30 days before or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, however, we must receive the notice not later than the close of business on the later of (a) the 90th day before the annual meeting or (b) the 10th day following the day on which we first made public disclosure of the date of the annual meeting.

Introducing Business at an Annual Meeting of Shareholders

For business to be properly brought before an annual meeting by a shareholder, the business must be a proper matter for shareholder action under the General Corporation Law of the State of Delaware. Notice of a proposed item of business must include:

•       a brief description of the business desired to be brought before the annual meeting, and the reasons for conducting the business at the annual meeting;

•       the name and address of the shareholder and beneficial owner as they appear on our records;

•       the class and number of shares of stock owned beneficially and of record by the shareholder and beneficial owner; and

•       any material interest of the shareholder and beneficial owner in such business.

Nominating Directors

Shareholders who wish to nominate a candidate for director must follow both the requirements of our bylaws and the procedures in our Policies on Director Nominations and Communications by Interested Parties, which are posted at the Corporate Governance page of our website at http://ir.fleetwood.com. Under these requirements and procedures, a notice of nomination of a director must contain the following information about the nominee:

•       name, age, business and residence addresses;

•       any arrangements or understanding regarding the nomination;

•       principal occupation or employment and five-year business experience;

•       a description of all relationships between the proposed nominee and the recommending shareholder;

•       a description of all relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding us;

•       the class and number of shares of stock beneficially owned by the nominee;

•       the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of the nominee as a director; and

•       a signed consent of the nominee to serve as a director, if elected.

The notice of nomination of a director must also contain, with respect to the shareholder giving the notice:

•       the name, address and telephone number of the shareholder and beneficial owner as they appear on our records;

•       the number of shares of stock owned beneficially and of record by the shareholder and beneficial owner and the period for which those shares have been held; and

•       a statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of shareholders.

If a recommendation is submitted by a group of two or more shareholders, the information regarding recommending shareholders must be submitted with respect to each shareholder in the group.

A shareholder (or group of shareholders) wishing to submit a nominating recommendation for an annual meeting of shareholders must ensure that we receive it, as provided above, not less than 45 days nor more than 75 days prior to the first anniversary of the date on which the corporation first mailed its proxy materials for the preceding year’s annual meeting of shareholders.

The chairman of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the procedures described above.

By Order of the Board of Directors,

Leonard J. McGill
Secretary
Dated: August 8, 2007

EXHIBIT A

FLEETWOOD ENTERPRISES, INC.

2007 STOCK INCENTIVE PLAN

1.                 Purpose

The purpose of the Fleetwood Enterprises, Inc. 2007 Stock Incentive Plan (the “Plan”) is to advance the interests of Fleetwood Enterprises, Inc. (the “Company”) by stimulating the efforts of employees, officers and, to the extent provided by Section 5(d), non-employee directors, in each case who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of the Company. The Plan supersedes the Company’s 1992 Stock-Based Incentive Compensation Plan and 1992 Non-Employee Director Stock Option Plan with respect to future awards, and provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2.                 Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)   “Administrator” means the Administrator of the Plan in accordance with Section 18.

(b)   “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(c)   “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(d)   “Board” means the board of directors of the Company.

(e)   “Change in Control” means the following and shall be deemed to occur if any of the following events occur:

(i)    The acquisition (other than from the Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, the Company or its subsidiaries, or any executive benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either the then-outstanding shares of common stock or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors;

(ii)   Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall, for the purposes of this Plan, be considered as though such person were a member of the Incumbent Board;

(iii)  A merger or consolidation with any other corporation is consummated, other than

(A)  a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger or consolidation, and

(B)   a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires 25% or more of the combined voting power of the Company’s then outstanding voting securities; or

(iv)  A plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company’s assets is consummated.

Notwithstanding the preceding provisions of this Section 2(e), a Change in Control shall not be deemed to have occurred (1) if the “person” described in the preceding provisions of this Paragraph is an underwriter or underwriting syndicate that has acquired the ownership of 50% or more of the combined voting power of the Company’s then outstanding voting securities solely in connection with a public offering of the Company’s securities; (2) if the “person” described in the preceding provisions of this Paragraph is an employee stock ownership plan or other employee benefit plan maintained by the Company that is qualified under the provisions of the Employee Retirement Income Security Act of 1974, as amended; or (3)  if the person described in clause (i) of the preceding provisions of this Paragraph would not otherwise be a beneficial owner of 25% or more of the combined voting power of the Company’s then outstanding voting securities but for a reduction in the number of outstanding voting securities resulting from a stock repurchase program or other similar plan of the Company or from a self tender offer of the Company, which plan or tender offer commenced on or after the date hereof, provided, however, that the term “person” shall include such person from and after the first date upon which (A) such person, since the date of the commencement of such plan or tender offer, shall have acquired beneficial ownership of, in the aggregate, a number of voting securities of the Company equal to 1% or more of the voting securities of the Company then outstanding and (B) such person, together with all affiliates and associates of such person, shall beneficially own 25% or more the voting securities of the Company then outstanding.

(f)   “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(g)   “Company” means Fleetwood Enterprises, Inc., a Delaware corporation.

(h)   “Continued Employment” refers to uninterrupted service for the Company.

(i)   “Early Retirement” has the meaning specified by the Administrator in the terms of an Award Agreement or, in the absence of any such term, for Participants other than Non-employee Directors shall mean retirement from active employment with the Company and its Subsidiaries on or after age 55 with 10 or more years of service. This does not apply in situations pursuant to any Termination For Cause or pursuant to any termination for unsatisfactory performance, or where the participant has become an employee of or independent contractor to any other organization that competes with the Company in the recreational vehicle or manufactured or modular housing industries, all as determined by the Company.

(j)   “Fair Market Value” means the closing selling price for the Common Stock reported on the applicable composite tape or other comparable reporting system on the applicable date, or if the applicable date is not a trading day, on the most recent trading day immediately prior to the applicable date; or if closing selling prices are not regularly reported for the Common Stock then the Fair Market Value shall be such value as the Committee in good faith determines.

(k)   “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(l)   “Independent Director” refers to a Director of the Company who is an Independent Director as defined by the New York Stock Exchange listing standards.

(m)   “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(n)   “Non-Employee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(o)   “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(p)   “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(q)   “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(r)   “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 13.

(s)   “Plan” means the Fleetwood Enterprises, Inc. 2007 Stock Incentive Plan as set forth herein and as amended from time to time.

(t)   “Prior Plans” mean the Company’s 1992 Stock-Based Incentive Compensation Plan and 1992 Non-Employee Director Stock Option Plan.

(u)   “Qualifying Performance Criteria” has the meaning set forth in Section 13(b).

(v)   “Restricted Stock” means Shares granted pursuant to Section 8.

(w)   “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 for which Shares or cash in lieu thereof may be issued in the future.

(x)   “Retirement” has the meaning specified by the Administrator in the terms of an Award Agreement or, in the absence of any such term, (i) for Participants other than Non-Employee Directors shall mean retirement from active employment with the Company and its Subsidiaries at or after age 65, provided that the Participant has not become an employee of or independent contractor to any other organization that competes with the Company in the recreational vehicle or manufactured or modular housing industries, and (ii) for Non-Employee Directors shall mean retirement from service as a member of the Board at the end of a regular term in office. The determination of the Administrator as to an individual’s Retirement shall be conclusive on all parties.

(y)   “Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder

(z)   “Share” means a share of the Company’s common stock, par value $1.00, subject to adjustment as provided in Section 12.

(aa)   “Specified Employee” shall mean a specified employee as defined in Code Section 409A(a)(2)(B) or applicable proposed or final regulations under Code Section 409A.

(bb)   “Stock Appreciation Right” means a right granted pursuant to Section 7 that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the market price of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(cc)   “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(dd)   “Termination For Cause” refers to termination of an Participant’s service in a manner either consistent with the definition of “Cause” as outlined in a written agreement between the Participant and the Company, or the intentional dishonest, illegal or insubordinate conduct which is materially injurious to the Company or a subsidiary, or the breach of any provision of any employment, nondisclosure, non-competition or similar agreement. The Administrator, in its sole discretion, shall determine whether circumstances warrant a Termination For Cause.

(ee)   “Termination of Employment” means ceasing to serve as a full-time employee of the Company and its Subsidiaries or, with respect to a Non-Employee Director, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(d), that an approved leave of absence or approved employment on a less than full-time basis is not considered a Termination of Employment, (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a Termination of Employment, (iii) service as a member of the Board shall constitute Continued Employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee of the Company or a Subsidiary shall constitute Continued Employment with respect to Awards granted to a Participant while he or she served as a member of the Board. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of employment with the Company and its Subsidiaries for purposes of any affected Participant’s Options, and the Administrator’s decision shall be final and binding.

(ff)   “Total and Permanent Disablement” has the meaning specified by the Administrator in the terms of an Award Agreement or, in the absence of any such term or in the case of an Option intending to qualify as an Incentive Stock Option, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The determination of the Administrator as to an individual’s Total and Permanent Disablement shall be conclusive on all parties.

3.                 Eligibility

Any person who is a current or prospective officer or employee (including any Board Member who is also an employee, in his or her capacity as such) of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. To the extent provided by Section 5(d), any Non-Employee Director shall be eligible for the grant of Awards hereunder as determined by the Administrator. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Administrator. For purposes of this Plan, the Chairman of the Board’s status as an employee shall be determined by the Administrator.

4.                 Effective Date and Termination of Plan

This Plan was adopted by the Board as of June 12, 2007, and it will become effective (the “Effective Date”) when it is approved by the Company’s stockholders. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the stockholders prior to the first anniversary date of the effective date of the Plan, by the affirmative vote of the holders of a majority of the outstanding Shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company’s stockholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the stockholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5.                 Shares Subject to the Plan and to Awards

(a)   Aggregate Limits.   The aggregate number of Shares issuable pursuant to all Awards shall not exceed 5,000,000, plus (i) any Shares that were authorized for issuance under the Prior Plans that, as of September 11, 2007, remain available for issuance under the Prior Plans (not including any Shares that are subject to, as of September 11, 2007, outstanding awards under the Prior Plans or any Shares that prior to September 11, 2007 were issued pursuant to awards granted under the Prior Plans) and (ii) any Shares subject to outstanding awards under the Prior Plans as of September 11, 2007, that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares); provided that any Shares granted under Options or Stock Appreciation Rights shall be counted against this limit on a one-for-one basis and any Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 1.67 Shares for every one (1) Share subject to such Award. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12. The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b)   Issuance of Shares.   For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Option or a Stock Appreciation Right, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan.

(c)   Code Limits.   The aggregate number of Shares subject to Option or Stock Appreciation Right Awards granted under this Plan during any calendar year to any one Participant shall not exceed 900,000 and the aggregate number of Shares subject to awards other than Options or Stock Appreciation Rights granted under this Plan during any calendar year to any one Participant shall not exceed 450,000; which shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code but which number shall not count any tandem Stock Appreciation Rights (as defined in Section 7). The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 5,000,000 which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum cash amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $3,250,000 dollars

(d)   Director Awards.   The aggregate number of Shares under all Awards, including Shares subject to Options and Stock Appreciation Rights, granted under this Plan during any calendar year to any one Non-Employee Director shall be an amount of $50,000, provided, however, that commencing in fiscal year 2009, if at any time the Board determines that an increase in the foregoing limit is recommended based upon corporate performance and best practices of peer companies, the Board, is its sole discretion, may increase such amount, but in no event shall the amount of foregoing limit exceed $100,000, provided, however, that in the calendar year in which a Non-Employee Director first joins the Board of Directors or is first designated as Chairman of the Board of Directors or Lead Director, the maximum number of shares subject to Awards granted to the Participant may be up to two hundred percent (200%) of the foregoing limit and the foregoing limit shall not count any tandem Stock Appreciation Rights (as defined in Section 7).

6.                 Options

(a)   Option Awards.   Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to Option hereunder until said Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b)   Price.   The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares deliverable upon exercise.

(c)   No Repricing without Stockholder Approval.   Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of an Option may not be reduced without stockholder approval (including canceling previously awarded Options and regranting them with a lower exercise price).

(d)   Provisions Applicable to Options.   The date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. To the extent that a grant of an Option is to vest based upon the Continued Employment of the Participant, subject to

Section 6(e) and Section 20, no portion of the Award shall vest sooner than one (1) year from the date of grant (or such longer period as the Administrator may determine, but in each case subject to Section 6(e) and Section 20 hereof. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of employment, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e)   Term of Options and Termination of Employment   The Administrator shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be only as follows, unless the Administrator specifies otherwise:

(1)   Death.   Upon the death of a Participant while in the employ of the Company or any Subsidiary or while serving as a member of the Board, all of the Participant’s Options then held shall be exercisable by his or her estate, heir or beneficiary for up to one (1) year from the date of death. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year commencing on the date of death shall terminate as of the end of such one (1) year period, or sooner pursuant to the original term of the Option.

If a Participant should die within thirty (30) days of his or her termination of employment with the Company and its Subsidiaries, an Option shall be exercisable by his or her estate, heir or beneficiary at any time during the one (1) year period commencing on the date of termination, but only to the extent of the number of Shares as to which such Option was exercisable as of the date of such termination. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period, or sooner pursuant to the original term of the Option.

A Participant’s estate shall mean his or her legal representative or other person who so acquires the right to exercise the Option by bequest or inheritance or by reason of the death of the Participant.

(2)   Total and Permanent Disablement.   Upon the Total and Permanent Disablement of a Participant, the Participant’s unvested options shall continue to vest based on their original vesting schedule for up to one (1) year from the date of Total and Permanent Disablement. Options that are exercisable as of the date of Total and Permanent Disablement, or become exercisable subsequent to the date of Total and Permanent Disablement will expire one (1) year from the date of Total and Permanent Disablement, or sooner pursuant to the original term of the Option. In the case of Participants who are also Non-Employee Directors, all of the Participant’s Options then held shall become exercisable and remain exercisable for up to one (1) year from the date of Total and Permanent Disablement. Options that are exercisable as of the date of Total and Permanent Disablement, or become exercisable subsequent to the date of Total and Permanent Disablement will expire one (1) year from the date of date of Total and Permanent Disablement, or sooner pursuant to the original term of the option.

(3)   Retirement.   Upon Retirement of a Participant, the Participant’s Options held shall become, and remain, exercisable for up to three (3) years from the date of Retirement. Any and all of the Participant’s Options that are not exercised during the three (3) year period commencing on the date of Retirement shall terminate as of the end of such three (3) year period, or sooner pursuant to the original term of the option.

(4)   Early Retirement.   Upon Early Retirement of a Participant, the Participant’s unvested options shall continue to vest based on their original vesting schedule for up to three (3) years from the date of Early Retirement. Any and all of the Participant’s Options that are not exercised during the three (3) year period commencing on the date of Early Retirement shall terminate as of the end of such three (3) year period, or sooner pursuant to the original term of the option.

(5)   Termination for Cause.   If a Participant’s service terminates due to a Termination For Cause, all outstanding Awards held by the Participant (whether vested or unvested) will be terminated as of the commencement of business on the date of Termination for Cause.

(6)   Other Reasons.   Upon the date of a termination of a Participant’s employment for any reason other than those stated above in Sections 6(e)(1), (e)(2), (e)(3), (e)(4), (e)(5) or as described in Section 15, (A) to the extent that any Option is not exercisable as of such termination date, such portion of the Option shall remain unexercisable and shall terminate as of such date, and (B) to the extent that any Option is exercisable as of such termination date, such portion of the Option shall expire on the earlier of (i) ninety (90) days following such date and (ii) the expiration date of such Option.

(f)   Incentive Stock Options.   Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the fair market value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) termination of employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate fair market value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of employment (or such other period of time provided in Section 422 of the Code).

7.                 Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem Stock Appreciation Rights”) or not in conjunction with other Awards (“freestanding Stock Appreciation Rights”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding Stock Appreciation Rights shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem Stock Appreciation Rights shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of Stock Appreciation Rights may not be reduced without stockholder approval (including canceling previously awarded Stock Appreciation Rights and regranting them with a lower exercise price).

8.   Restricted Stock and Restricted Stock Units

(a)   Restricted Stock and Restricted Stock Unit Awards.   Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including Continued Employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b)   Contents of Agreement.   Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c)   Vesting and Performance Criteria.   The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria. The grant, issuance, retention, vesting and/or settlement of Shares under any such Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than one (1) year, and the grant, issuance, retention, vesting and/or settlement of Shares under any Restricted Stock or Restricted Stock Unit Award that is based solely upon Continued Employment and/or the passage of time may not vest or be settled in full over a period of less than three (3) years but may be subject to pro-rata vesting over such period, except that the Administrator may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death, disability, Retirement or in connection with a Change in Control of the Company, and the Administrator may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Restricted Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.

(d)   Discretionary Adjustments and Limits.   Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance-based compensation,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

(e)   Voting Rights.   Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f)   Dividends and Distributions.   Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator.

(g)   Effect of Termination of Employment.   Except as otherwise determined by the Committee and provided in an Award Agreement:

(i)    in the event a Participant’s employment with the Company shall terminate for any reason, other than: Death, Total and Permanent Disablement, Early Retirement, or Retirement, all Awards under the Plan whose restrictions have not lapsed will be forfeited;

(ii)   in the case of the Death of a Participant, Awards held by the Participant at the time of death or Disability that vest based on Continued Employment will accelerate, fully vest and be distributed to the Participant’s legal representatives or heirs in the case of death. In the case of Participants who are also Non-Employee Directors all of the Participant’s Awards then held shall continue to vest pursuant to their original vesting schedule for one (1) year from the date of Death. Any Awards that remain unvested on the date that is one (1) year from the date of Death will be forfeited;

(iii)  in the case of the Total and Permanent Disablement of a Participant, Awards held by the Participant at the time of Total and Permanent Disablement that vest based on Continued Employment will continue to vest pursuant to their original vesting schedule for one (1) year. Upon vesting, Awards will be distributed to the Participant’s legal representatives. Awards that remain unvested at the date that is one year (1) from the date of Total and Permanent Disablement of a Participant will be forfeited;

(iv)  in the event a Participant’s employment with the Company shall terminate due to Retirement, Awards held by the Participant at the time of Retirement that vest based on Continued Employment will accelerate and fully vest on the date of Retirement. In the case of Participants who are also Non-Employee Directors, all of the Participant’s Awards then held shall continue to vest pursuant to their original vesting schedule for one (1) year from the date of Retirement. Any Awards that remain unvested on the date that is one (1) year from the date of Retirement will be forfeited;

(v)    in the event a Participant’s employment with the Company shall terminate due to Early Retirement, Awards held by the Participant at the time of Early Retirement that vest based on Continuous Service will continue to vest for pursuant to their original vesting schedule for two (2) years. Awards that remain unvested at the date that is two years (2) from the date of the Early Retirement of a Participant will be forfeited.

9.   Incentive Bonuses

(a)   General.   Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one (1) year.

(b)   Incentive Bonus Document.   The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(c)   Performance Criteria.   The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Administrator and specified at the time the Incentive Bonus is granted, or within the time prescribed by Section 162(m) and shall otherwise be in compliance with Section 162(m). The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(d)   Timing and Form of Payment.   The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e)   Discretionary Adjustments.   Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

10.   Deferral of Gains

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section409A(a)(1)(B) of the Code. No award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Board.

11.   Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12.   Adjustment of and Changes in the Stock

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), stock split or a combination or consolidation of the outstanding Shares into a lesser number of shares, is declared with respect to the Shares, the authorization limits under Sections 5(a) and 5(c) shall be increased or decreased proportionately, and the Shares then subject to each Award shall be increased or decreased proportionately without any change in the aggregate purchase price therefore. In the event the Shares shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through recapitalization, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or any other similar corporate transaction or event affects the Shares such that an equitable adjustment would be required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the authorization limits under Sections 5(a) and 5(c) shall be adjusted proportionately, and an equitable adjustment shall be made to each Share subject to an Award such that no dilution or enlargement of the benefits or potential benefits occurs. Each such Share then subject to each Award shall be adjusted to the number and class of shares into which each outstanding Share shall be so exchanged such that no dilution or enlargement of the benefits occurs, all without change in the aggregate purchase price for the Shares then subject to each Award. Action by the Committee pursuant to this Section 12 may include adjustment to any or all of: (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards or be delivered under the Plan; (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards; (iii) the purchase price or exercise price of a Share under any outstanding Award or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments the Committee determines to be equitable.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

13.   Qualifying Performance-Based Compensation

(a)   General.   The Administrator may establish performance criteria and the level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted, or within the time prescribed by Section 162(m) and shall otherwise be in compliance with Section 162(m). The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

(b)   Qualifying Performance Criteria.   For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) market share, (xxi) (xxii) product development or release schedules, (xxiii) new product innovation, (xxiv) product cost reduction through advanced technology, (xxv) brand recognition/acceptance, (xxvi) product ship targets, (xxvii) cost reductions, customer service, (xxviii) customer satisfaction or (xxix) the sales of assets or subsidiaries. To the extent consistent with Section 162(m) of the Code, the Administrator (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

14.   Transferability

Each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the Administrator, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s Continued Employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 14, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

15.   Suspension or Termination of Awards

Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Chief Executive Officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed an Act of Misconduct as described in this Section 15, the Authorized Officer, Administrator or the Board may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether an Act of Misconduct has been committed.

If the Administrator or an Authorized Officer determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty, violation of Company ethics policy or code of conduct, or deliberate disregard of the Company or Subsidiary rules resulting in loss, damage or injury to the Company or any Subsidiary, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, solicits any employee or service provider to leave the employ or cease providing services to the Company or any Subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary or to cease doing business with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship (any of the foregoing acts, an “Act of Misconduct”), then except as otherwise provided by the Administrator, (i) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (ii) the Participant will forfeit all outstanding Awards and (iii) the Participant may be required, at the Administrator’s sole discretion, to return and/or repay to the Company any then unvested Shares previously issued under the Plan. In making such determination, the Administrator or an Authorized

Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or its designee or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator. Any dispute by a Participant or other person as to the determination of the Administrator shall be resolved pursuant to Section 23 of the Plan.

16.   Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

17.   Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under section 83(b), within ten days of filing such election with the Internal Revenue Service, the Participant  must notify the Company in writing of such election. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until all such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired. To the extent a Participant makes an election under section 83(b), within ten days of filing such election with the Internal Revenue Service, the Participant  must notify the Company in writing of such election.

18.   Administration of the Plan

(a)   Administrator of the Plan.   The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself. The Committee shall serve at the pleasure of the Board and shall consist of not less than three (3) directors, each of whom is an “Independent Director” under NYSE listing requirements and an “Outside Director” within the meaning of Section 162(m) of the Code. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control.

(b)   Powers of Administrator.   Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, Continued Employment, the satisfaction of performance criteria, the occurrence of certain events (including a Change in Control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in if the Committee, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Company; and (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Committee may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate and, except as otherwise provided herein, adjust any of the terms of any Award. The Committee may also (a) accelerate the date on which any Award granted under the Plan becomes exercisable or (b) accelerate the Vesting Date or waive or adjust any condition imposed hereunder with respect to the vesting or exercisability of an Award, provided that the Committee, in good faith, determines that such acceleration, waiver or other adjustment is necessary or desirable in light of extraordinary circumstances. Notwithstanding anything in the Plan to the contrary, no Award outstanding under the Plan may be repriced, regranted through cancellation or otherwise amended to reduce the exercise price applicable thereto (other than with respect to adjustments made in connection with a Transaction or other change in the Company’s capitalization) without the approval of the Company’s stockholders.

(c)   Determinations by the Administrator.   All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d)   Subsidiary Awards.   In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

19.   Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12, no such amendment shall, without the approval of the stockholders of the Company:

(a)   increase the maximum number of Shares for which Awards may be granted under this Plan;

(b)   reduce the price at which Options may be granted below the price provided for in Section 6(a);

(c)   reduce the exercise price of outstanding Options;

(d)   extend the term of this Plan;

(e)   change the class of persons eligible to be Participants;

(f)   otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements; or

(g)   increase the individual maximum limits in Sections 5(c) and (d).

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20.   Change in Control.

Unless otherwise specified in an individual Award Agreement or otherwise, in the event of a Change in Control, the restrictions covering each outstanding Award, whether the restrictions are based on Continuous Service or the attainment of Performance Goals, at the time of the Change in Control, shall lapse immediately prior to such Change in Control and such Award shall no longer be subject to risk of forfeiture. In the case of an “Incentive Bonus” Awards that are outstanding at the time of a Change in Control, Participants will receive the target Award amount for all performance cycles in place as soon as practical after the closing of the Change in Control transaction.

21.   No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

22.   Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

23.   Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

24.   Arbitration of Disputes

In the event a Participant or other holder of an Award or person claiming a right under an Award or the Plan believes that a decision by the Administrator with respect to such person or Award was arbitrary or capricious, the person may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Participant or other Award holder has proven that the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision. Participants, Award holders and persons claiming rights under an Award or the Plan explicitly waive any right to judicial review.

Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected by those members of the Board who are neither members of the Compensation Committee of the Board nor employees of the Company or any Subsidiary. If there are no such members of the Board, the arbitrator shall be selected by the Board. The arbitrator shall be an individual who is an attorney licensed to practice law in the jurisdiction in which the Company’s headquarters are then located. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side shall bear its own fees and expenses, including its own attorney’s fees, and each side shall bear one half of the arbitrator’s fees and expenses. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

25.   No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

26.   Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.

1. Election of Directors

	For	Withhold		For	Withhold		For	Withhold
01 - Paul D. Borghesani	☐	☐	02 - Elden L. Smith	☐	☐	03 - Thomas B. Pitcher	☐	☐

2. To approve the 2007 Stock Incentive Plan.	For	Against	Abstain
	☐	☐	☐

	For	Against	Abstain
3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2007.	☐	☐	☐

	For	Against	Abstain
4. To consider and act upon such other business that may properly come before the meeting.	☐	☐	☐

B Non-Voting Items

Change of Address              Please print your new address below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.	☐

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign

This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc. should give full title, as such.  If the shareholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – FLEETWOOD ENTERPRISES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Thomas B. Pitcher and Leonard J. McGill, or either of them, proxies with full power of substitution, to vote all shares of common stock of Fleetwood Enterprises, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, September 11, 2007, and at any adjournment thereof, as specified below and on the reverse side and to act in their discretion on all matters incident to the conduct of the meeting and upon all other business as may properly come before the meeting or any adjournment thereof.

The board of directors recommends a vote for the election of all nominees for director and for proposals 2, 3 and 4. This proxy will be voted in accordance with the indicated instructions. However, if it is properly signed but no instruction is given, this proxy will be voted for the election of the three (3) nominees listed on the reverse side and for proposals 2, 3 and 4.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.